As filed with the Securities and Exchange Commission on November 12, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAMECO CORPORATION

(Exact name of Registrant as specified in its charter)

Canada	1090	98-0113090
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

2121 – 11th Street West

Saskatoon, Saskatchewan

Canada

S7M 1J3

(306) 956-6200

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Cristina Giffin

Power Resources, Inc., Smith Ranch-Highland Operation

762 Ross Road

Douglas, Wyoming 82633

(307) 358-6541

(Name, Address (Including Zip Code) and Telephone Number

(Including Area Code) of Agent for Service of Process in the United States)

Copies to:

Kerry S. Burke Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001-4956 (202) 662-6000	Andrew Parker McCarthy Tétrault LLP Suite 5300, TD Bank Tower Box 48, 66 Wellington Street West Toronto, Ontario Canada M5K 1E6 (416) 601-7939

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

Province of Saskatchewan, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

It is proposed that this filing shall become effective (check appropriate box below):

A. ☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☐	at some future date (check appropriate box below)

	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

PART I

INFORMATION REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

This short form base shelf prospectus has been filed under legislation in each of the provinces and territories of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. Unless an exemption from the prospectus delivery requirements is available, the legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities. This short form base shelf prospectus has been filed in reliance on an exemption from the preliminary base shelf prospectus requirement for a well-known seasoned issuer.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Cameco Corporation at 2121 – 11th Street West, Saskatoon, Saskatchewan S7M 1J3 (Telephone (306) 956-6200), and are also available electronically at www.sedarplus.ca.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	November 12, 2024

CAMECO CORPORATION

US$2,000,000,000

COMMON SHARES

FIRST PREFERRED SHARES

SECOND PREFERRED SHARES

DEBT SECURITIES

WARRANTS

SUBSCRIPTION RECEIPTS

UNITS

Cameco Corporation (“Cameco”, “us”, “we” or the “Company”) may from time to time offer common shares of the Company (“Common Shares”), first preferred shares of the Company (“First Preferred Shares”), second preferred shares of the Company (“Second Preferred Shares”), debt securities (“Debt Securities”, which may include Debt Securities convertible into or exchangeable for Common Shares), warrants to purchase Common Shares, First Preferred Shares, Second Preferred Shares or Debt Securities (collectively, “Warrants”), subscription receipts to purchase any of the foregoing securities (“Subscription Receipts”) or units (“Units”) comprised of one or more of the other securities described in this short form prospectus (the “Prospectus”) (all of the foregoing collectively, the “Securities”) or any combination thereof for an aggregate offering price of up to US$2,000,000,000 (or its equivalent in one or more foreign currencies or currency units) during the 25-month period that this Prospectus, including any amendments hereto, remains effective (this “Offering”). Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more prospectus supplements (each, a “Prospectus Supplement”). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or a subsidiary of the Company. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

This Offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system (the “MJDS”) adopted by the securities regulatory authorities in Canada and the United States of America (the “U.S.”), to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the U.S. The financial statements included or incorporated by reference herein have been prepared in accordance with

International Financial Reporting Standards, as issued by the International Accounting Standards Board, and they may be subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of U.S. companies.

Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences both in the U.S. and Canada. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. Prospective investors should read the tax discussion in any applicable Prospectus Supplement and consult their own tax advisors prior to deciding to purchase any of the Securities.

The enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of Canada, that some or all of its officers and directors may be residents of a country other than the U.S., that some or all of the underwriters or experts named in this Prospectus and/or in a Prospectus Supplement may be residents of a country other than the U.S., and that all or a substantial portion of the assets of the Company and said persons may be located outside the U.S.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE OR CANADIAN SECURITIES REGULATOR NOR HAS THE SEC OR ANY STATE OR CANADIAN SECURITIES REGULATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The specific terms of any offering of Securities will be set forth in the applicable Prospectus Supplement including, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price, whether the Common Shares are being offered for cash or other consideration, and any other terms specific to the Common Shares being offered; (ii) in the case of First Preferred Shares and Second Preferred Shares, the designation of the particular class and, if applicable, series, the number of First Preferred Shares or Second Preferred Shares offered, the offering price, whether the First Preferred Shares or Second Preferred Shares are being offered for cash, the dividend rate, if any, any terms for redemption or retraction and any other terms specific to the First Preferred Shares or Second Preferred Shares being offered; (iii) in the case of Debt Securities, the specific designation, the aggregate principal amount or any limit on such amount, the currency or currency unit, the maturity, the offering price, whether the Debt Security will bear interest, the interest rate or method of determining the interest rate, the authorized denominations, any terms of redemption or retraction, whether the Debt Securities are being offered for cash, the covenants, the events of default, any conversion or exchange rights, the initial offering price (or the manner of determination thereof if offered on a non-fixed price basis), any terms for subordination of the Debt Securities to other indebtedness, whether the Debt Securities will be secured by any of the Company’s assets or guaranteed by any other person and any other terms specific to the Debt Securities being offered; (iv) in the case of Warrants, the offering price, whether the Warrants are being offered for cash, the designation, the number and the terms of the Common Shares, First Preferred Shares, Second Preferred Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price and other exercise terms, the dates and periods of exercise, the currency in which the Warrants are issued and any other terms specific to the Warrants being offered; (v) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the procedures for the exchange of the Subscription Receipts for Common Shares, First Preferred Shares, Second Preferred Shares, Debt Securities or Warrants, as the case may be, and any other terms specific to the Subscription Receipts being offered; and (vi) in the case of Units, the designation and terms of the Units and of the Securities comprising the Units and any other terms specific to the Units being offered. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities. You should read this Prospectus and any applicable Prospectus Supplement before you invest in any Securities.

This Prospectus does not qualify the issuance of Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items, other than as required to provide for an interest rate that is adjusted for inflation. For greater certainty, this Prospectus may qualify the issuance of Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or a bankers’ acceptance rate, or to recognized market benchmark interest rates.

As of the date hereof, the Company has determined that it qualifies as a “well-known seasoned issuer”, as such term is defined under the WKSI Blanket Orders (as defined herein). See “Well-Known Seasoned Issuer”. All shelf information permitted under applicable securities legislation, including as permitted under the WKSI Blanket Orders, to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, unless an exemption from the prospectus delivery requirements is available. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of such Prospectus Supplement and only for the purposes of the distribution of the Securities covered by that Prospectus Supplement.

The outstanding Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “CCO” and on the New York Stock Exchange (the “NYSE”) under the symbol “CCJ”. On November 11, 2024, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares was $72.54 on the TSX and US$52.08 on the NYSE. Unless otherwise specified in the applicable Prospectus Supplement, the Securities (other than the Common Shares) will not be listed on any securities exchange and there is no market through which the First Preferred Shares, Second Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units may be sold and purchasers may not be able to resell First Preferred Shares, Second Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units purchased under this Prospectus and the applicable Prospectus Supplement. This may affect the pricing of the First Preferred Shares, Second Preferred Shares, Debt Securities, Warrants, Subscription Receipts and Units in the secondary market, the transparency and availability of trading prices, the liquidity of the First Preferred Shares, Second Preferred Shares, Debt Securities, Warrants, Subscription Receipts and Units, and the extent of issuer regulation.

An investment in the Securities involves risks. Prospective investors in the Securities should carefully read and consider the information contained in, or incorporated by reference in, this Prospectus and the applicable Prospectus Supplement, as such disclosure shall be updated from time to time in the Company’s continuous disclosure documents incorporated by reference herein. See “Risk Factors”.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell the Securities in those jurisdictions. The Company may offer and sell Securities to or through underwriters, dealers or remarketing firms purchasing as principals, directly to one or more purchasers or through agents. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer, remarketing firm or agent, as the case may be, engaged in connection with the offering and sale of Securities, and will set forth the terms of the offering of such Securities, including the method of distribution of such Securities, the proceeds to the Company, any fees, discounts or other compensation payable to underwriters, dealers, remarketing firms or agents, and any other material terms of the plan of distribution. See “Plan of Distribution”.

This Prospectus may qualify an “at-the-market distribution”. The Securities may be offered and sold pursuant to this Prospectus through underwriters, dealers, directly or through agents designated from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the

Securities may be offered at market prices prevailing at the time of sale (including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distributions), at prices determined by reference to the prevailing market prices or at negotiated prices. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities and other than an “at-the-market distribution” (as defined under applicable Canadian securities legislation), the underwriters, dealers or agents may over-allot or effect transactions intended to maintain or stabilize the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. No underwriter, dealer or agent involved in an “at-the-market distribution” under this Prospectus, no affiliate of such an underwriter, dealer or agent, and no person or company acting jointly or in concert with such underwriter, dealer or agent may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities distributed or Securities of the same class as the Securities distributed under the applicable Prospectus Supplement, including selling an aggregate number or principal amount of securities that would result in the underwriter, dealer or agent creating an over-allocation position in the Securities distributed.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

Cameco’s head office and registered office is located at 2121 – 11th Street West, Saskatoon, Saskatchewan S7M 1J3.

See “Purchasers’ Statutory and Contractual Rights” for information about the right to withdraw or rescind from an agreement to purchase Securities.

One of our directors and one of the experts named in this Prospectus reside outside of Canada. See “Agent for Service of Process in Canada”.

ABOUT THIS PROSPECTUS

In this Prospectus and in any Prospectus Supplement, unless otherwise specified or the context otherwise requires, references to “Cameco”, the “Company”, “we”, “us” and “our” refer to Cameco Corporation and/or, as applicable, one or more or all of its subsidiaries. In this Prospectus and in any Prospectus Supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. References in this Prospectus and in any Prospectus Supplement to “$” and “dollars” are to Canadian dollars and references to “US$” are to United States dollars, in each case unless otherwise stated.

Each time the Company sells Securities under this Prospectus, we will prepare a Prospectus Supplement containing the specific terms of the offering of such Securities. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Securities, you should read both this Prospectus and any applicable Prospectus Supplement together with additional information described below and in any applicable Prospectus Supplement under “Documents Incorporated by Reference”.

We have not authorized anyone to provide you with different or additional information from that contained or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. We are not making an offer of the Securities in any jurisdiction where the offer is not permitted by law. You should bear in mind that although the information contained in, or incorporated by reference in, this Prospectus or any applicable Prospectus Supplement is intended to be accurate as of the date hereof or thereof or the date of such documents incorporated by reference, as applicable, such information may be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this Prospectus or any applicable Prospectus Supplement and by any subsequently filed amendments. Neither the delivery of this Prospectus or any Prospectus Supplement, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

WHERE YOU CAN FIND MORE INFORMATION

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in Canada and with the SEC. Copies of this Prospectus and the documents incorporated herein by reference may be obtained on request without charge from our Corporate Secretary, 2121 – 11th Street West, Saskatoon, Saskatchewan S7M 1J3 (Telephone (306) 956-6200); Attention: Corporate Secretary.

In addition to the continuous disclosure obligations under the securities laws of the provinces and territories of Canada, we are subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and in accordance with the U.S. Exchange Act, we also file certain reports with and furnish other information to the SEC. Under the MJDS adopted by the U.S. and Canada, these reports and other information may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the U.S. As a foreign private issuer, we are exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the insider reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, we may not be required to publish financial statements as promptly as U.S. companies.

You may read any document we file with the securities commissions and other authorities of the provinces and territories of Canada through SEDAR+ and any document we file with or furnish to the SEC at the SEC’s website at www.sec.gov.

We are filing with the SEC under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), a Registration Statement on Form F-10 relating to the Securities being offered hereunder and of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this Prospectus but contained in the registration statement will be available on the SEC’s website at www.sec.gov.

NOTE REGARDING FORWARD-LOOKING INFORMATION AND STATEMENTS

Certain statements in this Prospectus (and any Prospectus Supplement), including the information incorporated by reference herein, and including certain information about Cameco’s business outlook, objectives, strategies, plans, strategic priorities and results of operations, as well as other statements which are not current statements or historical facts, constitute “forward-looking information” within the meaning of applicable Canadian securities laws and “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking information and statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by them. Sentences and phrases containing words such as “believe”, “estimate”, “anticipate”, “plan”, “will”, “intend”, “predict”, “outlook”, “goal”, “target”, “forecast”, “project”, “scheduled”, “proposed”, “expect”, “potential”, “strategy”, and the negative of any of these words, or variations of them, or comparable terminology that does not relate strictly to current or historical facts, are all indicative of forward-looking information or statements.

Examples of forward looking information in this Prospectus include, but are not limited to:

•	future plans and expectations for the Inkai property, including the production plan, the LOM Plan (as defined herein) and 2024 production volume;

•	estimates of operating and capital costs and expenditures and mine life for the Inkai property;

•	estimated decommissioning and reclamation costs for the Inkai property;

•	the mineral reserve and resource estimates for the Inkai property;

•	estimates of metallurgical recovery and other production parameters for the Inkai property; and

•	production estimates at the Inkai operations.

In addition to this cautionary statement, with respect to forward-looking statements contained in the documents incorporated by reference in this Prospectus, prospective purchasers should refer to “Caution about forward-looking information” and “Caution about forward-looking information relating to our CRA tax dispute” in the AIF (as defined herein), “Caution about forward-looking information” in the Annual MD&A (as defined herein), the footnotes on pages 1, 47, 62 and 80 of the Proxy Circular (as defined herein) and “Caution about forward-looking information” in the Q3 MD&A (as defined herein), as well as to the forward-looking information and statements cautionary sections of any documents incorporated by reference in this Prospectus that are filed after the date hereof.

Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from Cameco’s expectations expressed in or implied by such forward-looking statements and that Cameco’s business outlook, objectives, plans and strategic priorities may not be achieved. These statements are not guarantees of future performance or events, and Cameco cautions you against relying on any of these forward-looking statements. Forward-looking statements are provided in this Prospectus, including the documents incorporated herein by reference, for the purpose of assisting investors and others in understanding Cameco’s objectives, strategic priorities and business outlook, and in obtaining a better understanding of Cameco’s anticipated operating environment. Readers are cautioned that such information may not be appropriate for other purposes.

Important risk factors that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements contained in this Prospectus, including the documents incorporated herein by reference, are disclosed in the sections entitled “Risk Factors” herein, “Material risks”, “Material risks that could cause actual results to differ materially” and “Risks that can affect our business” starting on pages 3, 103 and 107 of the AIF, respectively, “Material risks” and “Material risks that could cause actual results to differ materially” starting on pages 4 and 48 of the Annual MD&A, respectively, and “Material risks” starting on page 3 of the Q3 MD&A, as such disclosure shall be updated from time to time in Cameco’s continuous disclosure documents incorporated by reference herein.

Examples of material risks that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements contained in this Prospectus include, but are not limited to:

•

actual sales volumes or market prices for any of our products or services are lower than we expect, or cost of sales is higher than we expect, for any reason, including changes in market prices, loss of market share to a competitor, trade restrictions, geopolitical issues or the impact of a pandemic

•	we are adversely affected by changes in currency exchange rates, royalty rates, tax rates or inflation;

•	the production costs are higher than planned, or necessary supplies are not available or not available on commercially reasonable terms;

•	the strategies may change, be unsuccessful or have unanticipated consequences, or we may not be able to achieve anticipated operational flexibility and efficiency;

•	changing views of governments regarding the pursuit of carbon reduction strategies or our view may prove to be inaccurate on the role of nuclear power in pursuit of those strategies;

•

the estimates and forecasts prove to be inaccurate, including production, purchases, deliveries, cash flow, revenue, costs, decommissioning, reclamation expenses, or receipt of future dividends from JV Inkai (as defined herein);

•	we or JV Inkai are unable to enforce our legal rights under our existing agreements, permits or licences;

•	JV Inkai’s development, mining or production plans are delayed or do not succeed for any reason or JV Inkai is unable to transport and deliver its production;

•	the mineral reserve and resource estimates are not reliable, or there are unexpected or challenging geological, hydrological or mining conditions;

•	JV Inkai is affected by environmental, safety and regulatory risks;

•	JV Inkai is adversely affected by subsurface contamination from current or legacy operations;

•	necessary permits or approvals from government authorities cannot be obtained or maintained for JV Inkai;

•	we are affected by political risks, including any potential future unrest in Kazakhstan;

•

JV Inkai is affected by terrorism, sabotage, blockades, civil unrest, social or political activism, outbreak of illness (such as a pandemic), accident or a deterioration in political support for, or demand for, nuclear energy;

•	a major accident at a nuclear power plant;

•

we are impacted by changes in the regulation or public perception of the safety of nuclear power plants, which adversely affect the construction of new plants, the re-licensing of existing plants, and the demand for uranium; and

•	government laws, regulations, policies, or decisions that adversely affect us, including tax and trade laws and sanctions on nuclear fuel imports.

Readers are cautioned that the risks referred to above are not the only ones that could affect Cameco. Additional risks and uncertainties not currently known to Cameco or that Cameco currently deems to be immaterial may also have a material adverse effect on Cameco’s financial position, financial performance, cash flows, business or reputation.

Forward-looking statements made in this Prospectus, including the documents incorporated herein by reference, are based on a number of assumptions that Cameco believed were reasonable at the time it made each forward-looking statement. Refer in particular, but without limitation, to the sections entitled “Material assumptions” and “Assumptions” starting on pages 4 and 103 of the AIF, respectively, “Material assumptions” and “Assumptions” starting on pages 5 and 48 of the Annual MD&A, respectively, and “Material assumptions” starting on page 4 of the Q3 MD&A for a discussion of certain assumptions that Cameco has made in preparing forward-looking statements included or incorporated by reference in this Prospectus.

Examples of material assumptions applicable to the forward-looking statements made in this Prospectus include, but are not limited to:

•	the expected production levels for JV Inkai;

•	the cost expectations, including production costs, operating costs, and capital costs for JV Inkai;

•	the expectations regarding tax payments, tax rates, royalty rates, currency exchange rates and interest rates for JV Inkai;

•	the decommissioning and reclamation estimates, including the assumptions upon which they are based, are reliable for JV Inkai;

•	the mineral reserve and resource estimates, and the assumptions upon which they are based, are reliable for JV Inkai;

•	the understanding of the geological, hydrological and other conditions at the Inkai property;

•	the absence of new and adverse government regulations, policies or decisions;

•	JV Inkai’s development, mining and production plans succeed, and that JV Inkai will be able to transport and deliver its production; and

•	the ability of JV Inkai to pay dividends.

The foregoing assumptions, although considered reasonable by Cameco on the day it made the forward-looking statements, may prove to be inaccurate. Accordingly, our actual results could differ materially from our expectations.

There can be no assurance that forward-looking information and statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Investors are cautioned that forward-looking information and statements are not guarantees of future performance. Cameco cannot assure investors that actual results will be consistent with the forward-looking information and statements. Accordingly, investors should not place undue reliance on forward-looking information and statements due to the inherent uncertainty therein. For additional information with respect to risks, uncertainties and assumptions, please refer to the “Risk Factors” section of this Prospectus and any Prospectus Supplement, as well as any risk factors disclosed in the documents incorporated by reference.

The forward-looking information and statements included in this Prospectus (and any Prospectus Supplement) and the documents incorporated by reference represent our views as of the date of such documents and should not be relied upon as representing our views as of any subsequent date. While we anticipate that subsequent events and developments may cause our views to change, we specifically disclaim any intention or obligation to update forward-looking information and statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws. Forward-looking information and statements contained in this Prospectus and the documents incorporated by reference about prospective results of operations, financial position or cash flows that are based upon assumptions about future economic conditions and courses of action are presented for the purpose of assisting our security holders in understanding management’s current views regarding those future outcomes, and may not be appropriate for other purposes.

NOTICE TO U.S. INVESTORS REGARDING MINERAL RESERVES AND RESOURCES

This Prospectus and the documents incorporated by reference herein have been prepared in accordance with the requirements of Canadian securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all mineral resource and reserve estimates included in this Prospectus and any Prospectus Supplement have been prepared in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards for Mineral Resources and Mineral Reserves (the “CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian securities regulatory authorities which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. As a foreign private issuer that files its Annual Report on Form 40-F with the SEC pursuant to the MJDS adopted by the U.S. and Canada, the Company is not required to prepare disclosure on its mineral projects under Regulation S-K 1300 (as defined below) and instead prepares such disclosure in accordance with NI 43-101 and the CIM Definition Standards

The SEC has adopted mining disclosure rules under sub-part 1300 of Regulation S-K promulgated under the U.S. Securities Act (“Regulation S-K 1300”). Under Regulation S-K 1300, the SEC now recognizes estimates of “Measured Mineral Resources”, “Indicated Mineral Resources” and “Inferred Mineral Resources”. In addition, the SEC has amended its definitions of “Proven Mineral Reserves” and “Probable Mineral Reserves” to be substantially similar to international standards.

Readers are cautioned that despite efforts to harmonize U.S. mining disclosure rules with NI 43-101 and other international requirements, there are differences between the terms and definitions used in Regulation S-K 1300 and mining terms defined in the CIM Definition Standards, which definitions have been adopted by NI 43-101, and there is no assurance that any mineral reserves or mineral resources that the Company may report as “proven mineral reserves”, “probable mineral reserves”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” under NI 43-101 would be the same had the Company prepared the reserve or resource estimates under Regulation S-K 1300.

Readers are also cautioned that while the SEC will now recognize mineral resource estimates, readers should not assume that all or any part of the mineralization that the Company may report as “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” will ever be converted into a higher category of mineral resources or into mineral reserves. Mineralization described using these terms has a greater amount of uncertainty as to its existence and feasibility than mineralization that has been characterized as reserves. Accordingly, readers are cautioned not to assume that any “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” that the Company reports are or will be economically or legally mineable. Further, “inferred mineral resources” have a greater amount of uncertainty as to their existence and as to whether they can be mined economically or legally. Therefore, readers are also cautioned not to assume that all or any part of “inferred mineral resources” exist. In accordance with Canadian securities laws, estimates of “inferred mineral resources” cannot form the basis of feasibility or other economic studies, except in limited circumstances where permitted under NI 43-101.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed by us with the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada, which have also been filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Cameco, 2121 – 11th Street West, Saskatoon, Saskatchewan S7M 1J3 (Telephone (306) 956-6200), and are also available electronically under the profile of the Company at www.sedarplus.ca or in the United States through EDGAR at the website of the SEC at www.sec.gov.

The following documents filed by the Company with the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada and filed with or furnished to the SEC are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	Annual Information Form of Cameco for the year ended December 31, 2023, dated March 22, 2024 (the “AIF”);

(b)

Audited consolidated financial statements of Cameco (the “Consolidated Financial Statements”) as at and for the years ended December 31, 2023 and 2022, and related notes thereto, together with the related management’s report on internal control over financial reporting, and the reports of the independent registered public accounting firm thereon;

(c)	Management’s discussion and analysis of Cameco in respect of the Consolidated Financial Statements (the “Annual MD&A”);

(d)

Unaudited interim consolidated financial statements of Cameco (the “Unaudited Financial Statements”) as at and for the three- and nine-month periods ended September 30, 2024 and 2023, and related notes thereto;

(e)	Management’s discussion and analysis of Cameco in respect of the Unaudited Financial Statements (the “Q3 MD&A”);

(f)	Management Proxy Circular of Cameco dated April 5, 2024 prepared in connection with the Annual Meeting of Shareholders held on May 9, 2024 (the “Proxy Circular”); and

(g)	Business Acquisition Report of Cameco dated January 19, 2024 with respect to the acquisition of a 49% interest in Westinghouse Electric Company completed on November 7, 2023.

Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 – Short Form Prospectus Distributions, if filed by the Company with a securities commission or similar regulatory authority in Canada after the date of this Prospectus and all Prospectus Supplements (only in respect of the offering of Securities to which that particular Prospectus Supplement relates) disclosing additional or updated information filed pursuant to the requirements of applicable securities legislation in Canada and during the period that this Prospectus is effective, shall be deemed to be incorporated by reference in this Prospectus.

In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report that we file with or furnish to the SEC pursuant to Section 13(a) or Section 15(d) of the U.S. Exchange Act subsequent to the date of this Prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. Furthermore, we may incorporate by reference into the registration statement of which this Prospectus forms a part, any report on Form 6-K furnished to the SEC, including the exhibits thereto, if and to the extent provided in such report.

Any statement contained in this Prospectus, or in any document incorporated or deemed to be incorporated by reference, shall be deemed to be modified or superseded, for the purposes of this Prospectus, to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Upon a new annual information form being filed by the Company with and, where required, accepted by the applicable Canadian securities regulatory authorities during the term of this Prospectus, and filed with the SEC, the previous annual information form, any material change reports filed by the Company prior to the end of the financial year of the Company in which the new annual information form is filed, any business acquisition reports filed by the Company for acquisitions completed prior to the commencement of the financial year of the Company in respect of which the new annual information form is filed, and any management proxy circulars filed by the Company prior to the commencement of the financial year of the Company in respect of which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon new audited annual financial statements and the accompanying management’s discussion and analysis being filed by the Company with the applicable Canadian securities regulatory authorities and with the SEC during the term of this Prospectus, the previous annual financial statements and accompanying management’s discussion and analysis and the previous interim financial statements and accompanying management’s discussion and analysis most recently filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new interim financial statements and accompanying management’s discussion and analysis being filed by the Company with the applicable Canadian securities commissions, and with the SEC, during the term of this Prospectus, the previous interim financial statements and accompanying management’s discussion and analysis most recently filed prior to such new interim financial statements and accompanying management’s discussion and analysis shall be deemed to no longer be incorporated into this Prospectus for purposes of future offers and sales of the Securities under this Prospectus. Upon a new management proxy circular in respect of an annual meeting of shareholders being filed by the Company with the applicable Canadian securities regulatory authorities, and filed with or furnished to the SEC, during the term of this Prospectus, the previously-filed management proxy circular in respect of an annual meeting of shareholders shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.

A Prospectus Supplement containing the specific terms of an offering of Securities and other information relating to the Securities, will be delivered to purchasers of such Securities together with this Prospectus, unless an exemption from the prospectus delivery requirements is available, and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the distribution of the Securities to which the Prospectus Supplement pertains.

In addition, certain marketing materials (as that term is defined in applicable Canadian securities legislation) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s). Any “template version” of “marketing materials” (as those terms are defined in applicable Canadian securities legislation) pertaining to a distribution of Securities, and filed by the Company after the date of the Prospectus Supplement for the distribution of such Securities and before the termination of the distribution of such Securities, will be deemed to be incorporated by reference in that Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.

THE COMPANY

Our operations and investments span the nuclear fuel and reactor life cycles, from exploration and mining, to conversion, enrichment and fuel manufacturing, to plant maintenance and new reactor engineering and design. We have controlling ownership of the world’s largest high-grade uranium mineral reserves, as well as significant investments across the nuclear fuel cycle, including ownership interests in Westinghouse Electric Company and Global Laser Enrichment. Our uranium production capacity is among the world’s largest and in 2023, we accounted for 16% of world primary uranium production. We are an integrated uranium fuel supplier, offering refining, conversion and fuel manufacturing services, including control of about 21% of global conversion capacity. Utilities around the world use our products to generate zero-carbon nuclear electricity.

Our articles of incorporation (“Articles”) contain provisions imposing constraints on the issue, transfer and ownership of our voting securities so as to prevent both residents and non-residents of Canada from owning or controlling more than a specified percentage of our Common Shares. See “Description of Share Capital – Restrictions on Ownership and Voting”.

Further particulars with respect to the Company’s business operations and ownership restrictions are contained under the headings “Our business”, “Operations, projects and investments” and “Investor information – Share capital – Ownership and voting restrictions” in the AIF and in the other documents incorporated herein by reference.

The Company’s registered and principal office is located at 2121 – 11th Street West, Saskatoon, Saskatchewan S7M 1J3.

Inkai Technical Report

This description is based on the project’s technical report: Inkai Operation, Turkestan region, Republic of Kazakhstan, dated November 12, 2024 (effective September 30, 2024). The report was prepared for us in accordance with NI 43-101 by or under the supervision of C. Scott Bishop, P.Eng., Sergey Ivanov, P.Geo. and Alain D. Renaud, P.Geo. The following description has been prepared under the supervision of C. Scott Bishop, P.Eng., Sergey Ivanov, P.Geo. and Alain D. Renaud, P.Geo. Each of them is a qualified person within the meaning of NI 43-101 but are not independent of us.

The conclusions, projections and estimates included in this description are subject to the qualifications, assumptions and exclusions set out in the technical report except as such qualifications, assumptions and exclusions may be modified in this Prospectus. We recommend you read the technical report in its entirety to fully understand the project. You can download a copy from SEDAR+ (sedarplus.ca) or from EDGAR (sec.gov).

History

The Inkai deposit was discovered during drilling campaigns conducted from 1976 to 1978 by the Volkovskaya Expedition. Regional and local hydrogeology studies were completed on the Inkai deposit dating back to 1979. Numerous borehole tests characterize the four aquifers within the Inkai deposit: the Uvanas, Zhalpak, Inkuduk and Mynkuduk.

There have been several changes in the ownership interests in JV Inkai limited liability partnership (“JV Inkai”). The current owners and their respective ownership interests are Cameco (40%) and JSC National Atomic Company Kazatomprom (“Kazatomprom”) (60%). Other exploration and development highlights include:

1976-78	• Deposit is discovered • Exploration drilling continues until 1996
1979	• Regional and local hydrogeology studies begin • Borehole tests characterize the four aquifers within the Inkai deposit (Uvanas, Zhalpak, Inkuduk and Mynkuduk)
1988	• Pilot test in the northeast area of Block 1 begins, lasts 495 days and recovers 92,900 pounds of uranium
1993	• First Kazakhstan estimates of uranium resources for Block 1
1996

•  First Kazakhstan estimates of uranium resources for Block 2

•  Kazakhstan regulators register JV Inkai, a joint venture among Cameco, Uranerzbergbau-GmbH and National Joint Stock Company Atomic Power Engineering and Industry (“KATEP”)

1997	• Kazatomprom is established
1998

•  KATEP transfers all of its interest in JV Inkai to Kazatomprom

•  We acquire all of Uranerzbergbau-GmbH’s interest in JV Inkai, increasing our interest to 66 2/3%

•  We agree to transfer a 6 2/3% interest to Kazatomprom, reducing our holdings to a 60% interest

1999	• JV Inkai receives a mining licence for Block 1 and an exploration with subsequent mining licence for Blocks 2 and 3 from the government of Kazakhstan
2000	• JV Inkai and the government of Kazakhstan sign a subsoil use contract (called the RUC, as defined below), which covers the licences issued in 1999
2002	• Pilot leach test in the north area of Block 2 begins
2005	• Construction of ISR commercial processing facility at Block 1 begins
2006	• Complete pilot leach test at Block 2 • Exploration-delineation drilling initiated at Block 3
2007	• Sign Amendment No.1 to the RUC, extending the exploration period at Blocks 2 and 3
2008	• Commission front half of the main processing plant (the “MPP”) in the fourth quarter, and begin processing solution from Block 1
2009

•  Sign Amendment No. 2 to the RUC, which approves the mining licence at Block 2, extends the exploration period for Block 3 to July 13, 2010, and requires JV Inkai to adopt the new tax code and meet the Kazakhstan content thresholds for human resources, goods, works and services

•  Commission the MPP, and start commissioning the first satellite plant (“Sat1”)

2010

•  Receive regulatory approval for commissioning of the MPP

•  File a notice of potential commercial discovery at Block 3

•  Receive approval in principle for the extension of Block 3 exploration for a five-year appraisal period that expires July 2015, and an increase in annual production from Blocks 1 and 2 to 3.9 million pounds (100% basis)

2011

•  Receive regulatory approval for commissioning and processing of uranium concentrate at Sat1

•  Sign Amendment No. 3 to the RUC, which extends the exploration period for Block 3 to July 2015 and provides government approval to increase annual production from Blocks 1 and 2 to 3.9 million pounds (100% basis)

•  Sign a memorandum of agreement with Kazatomprom to increase annual production from Blocks 1 and 2 from 3.9 million pounds to 5.2 million pounds (100% basis)

2012

•  Sign a memorandum of agreement with Kazatomprom setting out the framework to increase annual production from Blocks 1 and 2 to 10.4 million pounds (100% basis), to extend the term of JV Inkai’s RUC through 2045 and to cooperate on the development of uranium conversion capacity, with the primary focus on uranium refining rather than uranium conversion

•  Start construction of a test leach facility at Block 3

2013	• Sign Amendment No. 4 to the RUC, which provides government approval to increase annual production from Blocks 1 and 2 to 5.2 million pounds (100% basis)
2015

•  Complete construction of the second satellite facility (“Sat2”) at Block 3

•  Regulatory approval allowing processing of uranium eluate is received and the pilot leach test is initiated at Block 3

•  The Subsoil Law (as defined below) in Kazakhstan is amended to allow producers to produce within 20% (above or below) of their licensed production rate in a year

2016

•  Sign an agreement with Kazatomprom and JV Inkai to restructure and enhance JV Inkai, subject to closing, increasing Kazatomprom’s holdings to a 60% interest and reducing our holdings to a 40% interest

•  Sign Amendment No. 5 to the RUC, which extends the exploration period for Block 3 to July 2018

2017

•  In December, close the agreement with Kazatomprom and JV Inkai to restructure and enhance JV Inkai. Under the agreement, effective January 1, 2018, our ownership interest drops to 40% and we will equity account for our investment.

•  Sign Amendment No. 6 to the RUC, which grants JV Inkai the right to produce up to 10.4 million pounds per year and extends the term of the RUC until July 13, 2045

2018

•  Infill drilling program in Sat1 area begins and is completed in 2019. Sat2 commercial production starts along with expansion project, including the increase in pump station capacity, two additional ion exchange (“IX”) sorption columns, and required piping.

2021

•  Two Key LLP update mineral reserve/resource estimate based on the 2018/2019 infill drilling program. The State Reserve Commission (“SRC”) of Kazakhstan approves new estimates. Sat2 expansion is completed.

About the Inkai Property

Location

Inkai is located in the Suzak District of the Turkestan region, Kazakhstan, near the town of Taikonur. It is approximately 350 kilometres northwest of the city of Shymkent and approximately 155 kilometres east of the city of Kyzylorda. JV Inkai’s corporate office is located in Shymkent. Inkai is accessible by paved road from Shymkent (440 kilometres), from Turkistan (310 kilometres) and from Kyzylorda (290 kilometres).

Access

Taikonur can be reached from Astana or Almaty by flying to one of the regional cities of Shymkent or Kyzylorda, then driving on paved roads. The road to Taikonur is currently the primary access road for transportation of people, supplies and uranium product for JV Inkai. Major airline service is available to Astana and Almaty from Europe, Russia, China and other countries in the region.

Rail transportation is available from Almaty to Shymkent then northwest to Shieli, Kyzylorda and beyond. A rail line also runs from the town of Dzhambul to Kazatomprom’s Centralia facility to the south of Taikonur.

Property tenure: MA Area and mining allotment

The resource use contract (the “RUC”) between the Republic of Kazakhstan and JV Inkai that was signed in July 2000 provides for JV Inkai’s mining rights, as amended by amendments numbered one to six. The RUC provides JV Inkai the right to explore for and to extract uranium from the subsoil contained in the Mining Allotment Area (the “MA Area”). The MA Area is the 139 square kilometre area in which JV Inkai currently has the right to mine which includes the historical Block 1 and portions of Blocks 2 and 3; now referred to as the MPP Area, and the two satellite areas, Sat1 Area and Sat2 Area, respectively. Amendment No. 6 to the RUC grants JV Inkai mining rights over the MA Area until mid-2045. See the disclosure under the heading “Resource Use Contract” below for more information.

JV Inkai owns uranium extracted from this subsoil and has the right to use the surface of the MA Area. JV Inkai has obligations under the RUC which it must comply with in order to maintain these rights. In addition to complying with its obligations under the RUC, JV Inkai, like all subsoil users, is required to abide by the work program appended to its RUC, which relates to its mining operations.

Under Kazakhstan law, subsoil and mineral resources belong to the state. Currently, the state provides access to the subsoil and mineral resources under a resource use contract. Minerals extracted from the subsoil by a subsoil user under a resource use contract are the property of the subsoil user unless the applicable resource use contract or the Subsoil Code No. 125-VI, effective as of January 8, 2018, as amended (the “Subsoil Code”), provides otherwise. The Subsoil Code defines the framework and the procedures connected with the granting of subsoil rights and the regulation of the activities of subsoil users. See the disclosure under the heading “Subsoil Code” below for more information.

The RUC gives JV Inkai a right to use the surface of the property while exploring, mining and reclaiming the land. However, this right must be set forth in a land lease agreement with the applicable local administrative authorities.

On a regular basis, JV Inkai obtains from local authorities the necessary land lease agreements for new buildings and infrastructure. JV Inkai does not hold land leases for the entire MA Area. JV Inkai obtains land leases gradually only for surface area required for exploration, mining or construction of new infrastructure.

Environment, social and community factors

Inkai lies in the Betpak-Dala Desert. The ground consists of extensive sand deposits with vegetation limited to grasses and occasional low bushes. Major hydrographic systems in the area include the Shu, Sarysu and Boktykaryn rivers. These rivers typically exhibit surface water flow in May and June and revert to isolated reaches with salty water during the rest of the year.

The region is also characterized by strong winds. The prevailing direction of the wind is northeast, averaging 3.8 to 4.6 m/sec. Dust storms are common. The climate in south central Kazakhstan is semi-arid, with temperatures ranging from -35°C in the winter to +40°C in the summer.

JV Inkai operates in the Suzak district of the Turkestan region. The territory of the district is about 41,000 square kilometres and its population is over 60,000. The town of Taikonur, with a population of approximately 700, is in this district and the Inkai deposit is located nearby.

In accordance with JV Inkai’s corporate responsibility strategy and to comply with its obligations under the RUC, JV Inkai finances projects and provides goods and services to support the district’s social infrastructure.

Under the RUC, JV Inkai is required to finance the training and development of Kazakhstan personnel. The RUC imposes local content requirements on JV Inkai with respect to employees, goods, works and services.

Geological setting

The geology of south-central Kazakhstan is composed of a large relatively flat basin of Cretaceous to Quaternary age continental clastic sedimentary rocks. The Chu-Sarysu Basin extends for more than 1,000 kilometres from the foothills of the Tien Shan Mountains located on south and southeast sides of the basin, and merges into the flats of the Aral Sea depression to the northwest. The basin is up to 250 kilometres wide, bordered by the Karatau Mountains on the southwest and the Kazakh Uplands on the northeast. The basin is composed of gently-dipping to nearly flat-lying fluvial-derived unconsolidated sediments composed of inter-bedded sand, silt and local clay horizons.

The Cretaceous and Paleogene sediments contain several stacked and relatively continuous, sinuous roll-fronts or redox fronts hosted in the more porous and permeable sand and silt units. Several uranium deposits and active in situ recovery (“ISR”) uranium mines are located at these regional oxidation roll-fronts, developed along a regional system of superimposed mineralization fronts. The overall stratigraphic horizon of interest in the basin is approximately 200 to 250 metres in vertical section.

The Inkai deposit is a roll-front deposit hosted within the Middle and Lower Inkuduk and the Upper and Lower Mynkuduk horizons which are comprised of fine, medium and coarse-grain sands, gravels and clays. The redox boundary can be readily recognized in core by a distinct colour change from grey and greenish-grey on the reduced side to light-grey with yellowish stains on the oxidized side, stemming from the oxidation of pyrite to limonite and consumption of organic carbon.

Hydrogeological parameters of the deposit play a key role in ISR mining which have been demonstrated at Inkai through various studies, pilot leaching tests, and mining results since start of commercial production in 2009.

Mineralization

Uranium mineralization in the Sat1 and Sat2 Area mostly occurs in the middle and upper parts of the Inkuduk aquifer. In the MPP Area, uranium mineralization is generally associated with the Mynkuduk aquifer.

The roll front mineralization is hosted by four horizons: the Middle Inkuduk; the Lower Inkuduk; the Upper Mynkuduk, and the Lower Mynkuduk horizons.

The extent and dimensions of Inkai’s mineralized horizons are shown in the table below.

Horizon	Strike Length (km)	Width (m)	Average Width (m)	Depth (m)	Average Depth (m)
Middle Inkuduk	35	40-1,600	350	262-380	314
Lower Inkuduk	40	40-600	250	317-447	382
Upper and Lower Mynkuduk	40	40-350	200	350-528	390

Mineralization comprises sooty pitchblende (85%) and coffinite (15%). The pitchblende occurs as micron-sized globules and spherical aggregates, while the coffinite forms tiny crystals. Both uranium minerals occur in pores on interstitial materials such as clay minerals, as films around and in cracks within sand grains, and as replacements of rare organic matter, commonly associated with pyrite.

Deposit Type

The Inkai uranium deposit is a roll-front type deposit. Roll-front deposits are a common example of stratiform deposits that form within permeable sandstones at the interface between oxidized and reduced environments. The Cretaceous and Paleogene sediments contain several stacked and relatively continuous, sinuous “roll-fronts”, or redox fronts hosted in the more porous and permeable sand and silt units. Microcrystalline uraninite and coffinite are deposited during diagenesis by ground water, in a crescent-shaped lens that cuts across bedding and forms at the interface between oxidized and reduced ground. Sandstone host rocks are medium to coarse grained and were highly permeable at the time of mineralization. There are several uranium deposits and active ISR uranium mines at these regional oxidation roll-fronts, developed along a regional system of superimposed mineralization fronts.

About the Inkai Operation

Inkai is a developed producing property with sufficient surface rights to meet future mining operation needs for the current mineral reserves. It has site facilities and infrastructure. Plans are progressing to expand the operation to give it the capability to produce at least 10.4 million pounds per year.

Licences

Having the rights to explore for and to extract uranium under the RUC, JV Inkai, as a nuclear facility, is also required to hold certain permits and licences to operate the mine. With regard to environmental protection requirements, JV Inkai has applied for and received:

•	a permit for environmental emissions and discharges for the operation valid until December 31, 2026; and

•	water use permits with various expiry dates.

JV Inkai currently holds the following additional material licences relating to its mining activities and has applied for prolongation of licences expiring in 2024:

•	“Licence for radioactive substances handling” valid until December 31, 2024, which will be replaced by “Licence for nuclear materials handling”;

•	“Licence for operation of mining production and chemical productions” with an indefinite term;

•	“Licence for transportation of radioactive substances within the territory of the Republic of Kazakhstan” valid until December 30, 2024;

•	“Licence for radioactive waste handling” valid until December 30, 2024; and

•	“Licence for ionizing radiation equipment handling” with an indefinite term.

Renewal of environmental permits requires the submission of an annual report on pollution levels to Kazakhstan’s environmental authorities, compliance with the permits’ provisions and the remittance of any environmental payment obligations.

JV Inkai is qualified as a primary water user, and is entitled to extract water directly from water sources for its own use. JV Inkai has obtained special water use permits, which have various expiry dates. Water usage under the permits is limited to the purposes defined in the permits.

As is typical with any mineral extraction site, construction, operation, and reclamation are subject to an ongoing process during which permits, licences, and approvals are requested, monitored and reported on, expire, and are amended or renewed.

Infrastructure

There are three processing facilities on the MA Area: the MPP, Sat1 and Sat2.

The existing MPP, Sat1 and Sat2 circuit capacities were estimated using Inkai monthly process summaries. The MPP has demonstrated an IX capacity of 2.7 million pounds U3O8 per year and a product drying and packaging capacity of 8.3 million pounds U3O8 per year. Sat1 and Sat2 have demonstrated respective IX capacities of 6.3 and 4.5 million pounds U3O8 per year.

The following infrastructure currently exists on the MA Area: administrative, engineering and construction offices, a laboratory, shops, garages, holding ponds and reagent storage tanks, enclosures for low-level radioactive waste and domestic waste, an emergency response building, food services facilities, roads and power lines, wellfield pipelines and header houses.

At Taikonur, JV Inkai has an employee residence camp with catering and leisure facilities. The following upgrades are in progress:

•	expansion of the camp in a phased approach with construction of two residential blocks for 165 people each and addition of a dining room for 150 people; and

•	construction of a 24-kilometre asphalt paved road connecting the camp to the three processing facilities.

Water, power and heat

Inkai has access to sufficient water from groundwater wells for all planned industrial activities. Potable water for use at the camp and at the site facilities is supplied from shallow wells on site. The electrical supply for Inkai is from the national power grid. Inkai is connected to the grid via a 35-kilovolt power line, which is a branch of the circuit that supplies the Stepnoye mine east of Inkai. In case of power outage, there are standby generators. Telephone communications utilize a satellite internet system and fibre optics. Site operations are carried out throughout the year, despite the cold winter and hot summer conditions.

Employees

Currently, Taikonur has a population of approximately 700 people who are mainly employed in uranium development and exploration. Whenever possible, JV Inkai hires personnel from Taikonur and surrounding villages.

Royalties

Effective January 1, 2023, JV Inkai is required to pay the mineral extraction tax (“MET”) of 6% on production of uranium. The MET is calculated as 6% of the monetary value of the extracted uranium. The monetary value is determined as the weighted average price of uranium from public price reporting sources for the corresponding period. Effective January 1, 2025, the applicable MET rate will increase to 9%. Effective January 1, 2026, a new MET rate will be introduced that will depend on the actual volume of annual mineral extraction under each subsoil use agreement and the monetary value of the uranium.

For a description of other royalties payable to the government of Kazakhstan on the sale of uranium extracted from orebodies within the country and other taxes, see page 104 of the AIF.

Mining

Mining at Inkai is based upon a conventional and well-established ISR process. ISR mining of uranium is defined by the International Atomic Energy Agency as “the extraction of ore from a host sandstone by chemical solutions (lixiviants) and the recovery of uranium at the surface”. ISR extraction is conducted by injecting a suitable leach solution into the ore zone below the water table; oxidizing, complexing and mobilizing the uranium; recovering the pregnant (loaded) solutions through production wells (extraction wells or recovery wells); and finally, pumping the uranium bearing solution to the surface for further processing.”

ISR mining at Inkai uses sulphuric acid based lixiviant. The mining process comprises the following components to produce uranium-bearing solution (“UBS”), which goes to the settling ponds and then to the respective IX plant before being directed to the MPP for production of uranium as yellowcake:

•

Determination of the grade x thickness (“GT”) cut-off for the initial design and the operating period. The design cut-off sets the minimum amount of uranium per pattern required to justify wellfield installation before funds are committed, and the operating head grade in UBS cut-off for individual producer wells dictates the lower limit once a well has entered production.

•	Preparation of a production sequence, which will deliver the UBS to meet production requirements considering the rate of wellfield uranium recovery, UBS uranium head grades, and wellfield flow rates.

•	Wellfield development, using an optimal pattern design to distribute barren lixiviant to the wellfield injectors, and to collect UBS back to the MPP, Sat1, or Sat2, as the case may be.

The above factors are used to estimate the number of operating wellfields, wellfield patterns and header houses over the production life. They also determine the unit cost of each of the mining components required to realize the production schedule, including drilling, wellfield installation and wellfield operation.

Significant experience since the start of commercial production in 2009 supports the current production plan. Currently, all wellfields utilize hexagonal or line-drive patterns and the UBS is captured on IX resins at their respective processing facilities.

Processing

As a result of extensive test work and operational experience, a very efficient process of uranium recovery has been established. The process consists of the following major steps:

•	uranium in situ leaching with a sulphuric acid-based lixiviant;

•	uranium adsorption from UBS with IX resin;

•	elution of uranium from resin with ammonium nitrate;

•	precipitation of uranium as yellowcake with hydrogen peroxide and anhydrous ammonia;

•	yellowcake thickening, dewatering, and drying; and

•	packaging of dry yellowcake product in containers.

All plants load and elute uranium from resin while the resulting eluate is converted to yellowcake at the MPP. Inkai is designed to produce a dry uranium product that meets the quality specifications of uranium refining and conversion facilities.

Construction work for a process expansion of the Inkai circuit to at least 10.4 million pounds U3O8 per year is in progress. The expansion project includes an upgrade to the yellowcake filtration and packaging units and the addition of a pre-dryer and calciner.

Production

The annual production target of 10.4 million pounds U3O8 requires a combined flow of approximately 5,680 cubic metres per hour (“m3/h”) and an average head grade of approximately 100 parts per million of uranium delivered to the IX columns. Flow capacity within individual production wells generally vary between 8.0 m3/h and 10.5 m3/h on average resulting in approximately 550 patterns required to be in operation to achieve the required flow to the IX circuits. Wellfields are typically in production for two to five years.

In recent years, production from higher cost wellfields in the MPP Area have been reduced, largely due to sulphuric acid supply challenges. Production from each of the three areas is planned to increase as these challenges are resolved and Inkai can bring on additional wellfields.

The production plan, based on mineral reserves, forecasts an estimated 212.3 million pounds of packaged production until mid-2045 and is based on Cameco’s assumptions for production from JV Inkai. Discussions are ongoing between Cameco and Kazatomprom regarding plans for recovering production shortfalls to the ramp-up schedule in the Implementation Agreement between Cameco, Kazatomprom and JV Inkai dated May 27, 2016 (the “Implementation Agreement”), to restructure and enhance JV Inkai, as supplemented or amended from time to time. Apart from 2024, which is discussed below, Cameco expects that any changes made to this production schedule will conform to the +/- 20% variance limit to the production plan in the RUC. See the disclosure under the heading “Implementation Agreement” below for more information.

The life of mine plan (“LOM Plan”) is partially based on inferred mineral resources. Annual production levels will be dependent on results of further delineation drilling and market conditions. There is no certainty that the LOM Plan production will be realized. With continued delineation drilling and wellfield development, Cameco expects that the majority of the inferred mineral resources within the LOM Plan production will be upgraded to indicated and/or measured mineral resources.

The reserves-based production profile and economic analysis supporting the reported mineral reserves do not include the inferred resources. The production plan is based on mineral reserves and forecasts an estimated 212.3 million pounds U3O8 of packaged production from 2024 through the projected mine life extending to mid-2045.

The illustration below presents the reserves-based production plan and the LOM Plan over the mine life.

Note: 2024 production comprises 5.5 million pounds of actual production from January 1 through September 30, 2024, plus a forecast of 2.2 million pounds for the remainder of 2024.

JV Inkai’s target for production in 2024 was 8.3 million pounds of U3O8 (100% basis). However, this target was tentative and contingent upon receipt of sufficient quantities of sulphuric acid on a specified schedule.

JV Inkai continues to experience procurement and supply chain issues, most notably, related to the stability of sulphuric acid deliveries. JV Inkai will not be able to achieve its target production for 2024 of 8.3 million pounds of U3O8 (100% basis), as it was contingent upon receipt of sufficient volumes of sulphuric acid in accordance with a specific schedule. JV Inkai is forecasting that the 2024 production volume will decrease by more than 20% of the original RUC approved production amount of 10.4 million pounds, as maximum 2024 production is now expected to be approximately 7.7 million pounds.

The Subsoil Code permits subsoil users to deviate by up to 20% from the approved production volumes without changing their project documents. As noted, JV Inkai is expected to produce uranium below this allowance in 2024. However, JV Inkai is still expected to meet its financial obligations under the RUC for 2024. There is a risk that the Competent Authority (as defined below) may require JV Inkai to update its project documents and work program and/or catch up production. Cameco does not expect that this underproduction in 2024 will result in the RUC being suspended or terminated. However, there can be no certainty that future uranium production deficits will not cause the validity of JV Inkai’s RUC to be challenged.

Implementation Agreement

In May, 2016, Cameco and Kazatomprom signed the Implementation Agreement to restructure JV Inkai. The restructuring closed on December 11, 2017, with an effective date of January 1, 2018, and consisted of the following:

•

JV Inkai to have the right to produce 10.4 million pounds U3O8 per year (Cameco’s share - 4.2 million pounds), an increase from the prior licensed production of 5.2 million pounds (Cameco’s share -3.0 million pounds);

•	JV Inkai to have the right to produce from the MA Area until 2045 (previously, the licence terms were to 2024 for Block 1 and to 2030 for Blocks 2 and 3);

•

Cameco’s ownership interest in JV Inkai decreased to 40% (from 60%) and Kazatomprom’s ownership interest in JV Inkai increased to 60% (from 40%). However, during the ramp-up, Cameco’s share of annual production remains at 57.5% on the first 5.2 million pounds U3O8. As annual production increases above 5.2 million pounds, Cameco will be entitled to 22.5% of any incremental production, to the maximum annual share of 4.2 million pounds U3O8. Once the ramp-up is complete, Cameco’s share of all production will be 40%, matching its ownership interest;

•	a governance framework that provides protection for Cameco as a minority owner of JV Inkai;

•	the boundaries of the MA Area match the agreed production profile for Inkai to 2045; and

•	priority payment of the loan made by a Cameco subsidiary to JV Inkai to fund exploration and evaluation of Block 3 (the loan was repaid in 2019).

Cameco and Kazatomprom also completed and reviewed a feasibility study for the purpose of evaluating the design, construction and operation of a uranium refinery in Kazakhstan. In accordance with the Implementation Agreement, a decision was made not to proceed with construction of the uranium refinery as contemplated in the feasibility study. Cameco and Kazatomprom subsequently signed an agreement to licence proprietary UF6 conversion technology to Kazatomprom, to allow Kazatomprom to examine the feasibility of constructing and operating its own UF6 conversion facility in Kazakhstan.

Supplemental agreements to the Implementation Agreement

JV Inkai has experienced a number of delays in achieving the production levels outlined in the Implementation Agreement. Cameco and Kazatomprom mutually agreed to revise the production ramp-up schedule via supplemental agreements to the Implementation Agreement while staying within the 20% deviation from the production levels specified in the RUC, as allowed under the Subsoil Code. There have been three supplements since the Implementation Agreement was first signed. The supplemental agreements also included specifics covering:

•	production level increases to recover the shortfall to the original ramp-up schedule;

•	production sharing framework for the production shortfall;

•	dividend distribution sharing formula;

•	continued support for the calciner project; and

•	toll processing of a portion of JV Inkai production in 2021.

Discussions are ongoing between Cameco and Kazatomprom regarding additional supplemental agreements to address ongoing delays to the ramp-up schedule tied, in part, to challenges with supply of sulphuric acid.

Sales

100% of JV Inkai’s annual production is sold to Cameco and Kazatomprom. Annual uranium sales contracts between JV Inkai and a Cameco subsidiary to purchase Cameco’s share of JV Inkai’s production are concluded each year, as well as similar contracts between JV Inkai and Kazatomprom to purchase Kazatomprom’s share of JV Inkai’s production. JV Inkai currently has no other forward-sales commitments for its uranium production.

In accordance with the Kazakhstan government’s resolution on uranium concentrate pricing regulations (effective February 3, 2011), product is currently purchased from JV Inkai at a price equal to the uranium spot price, less a 5% discount (maximum allowable). The spot price represents an average of various third-party consultant views on the most competitive near-term offers available for natural uranium concentrates (U3O8).

Cash Distribution

Excess cash, net of working capital requirements, will be distributed to the partners as dividends.

Resource Use Contract

The RUC was signed by the Republic of Kazakhstan and JV Inkai and then registered on July 13, 2000 based on the licence granted on April 20, 1999. The RUC provides for JV Inkai’s mining rights to the MA Area, as well as containing obligations with which JV Inkai must comply in order to maintain such rights. There have been six amendments to the RUC, the most recent in November 2017, being Amendment No. 6 to:

•	define the boundaries of the MA Area to match the agreed production profile for JV Inkai to mid-2045;

•	provide for an increased annual production rate from the MA Area to 10.4 million pounds U3O8; and

•	extend the extraction term from the MA Area until July 13, 2045.

The other prior significant amendments to the RUC are as follows:

•	in 2007, Amendment No. 1 to the RUC was signed, extending the exploration period of Blocks 2 and 3 for two years;

•	in 2009, Amendment No. 2 to the RUC was signed, adopting the 2009 Tax Code, implementing local content and employment requirements, and extending the exploration period at Block 3;

•

in 2011, Amendment No. 3 to the RUC was signed, increasing production and giving JV Inkai government approval to carry out a five-year assessment program on Block 3 that included delineation drilling, uranium resource estimation, construction and operation of a processing plant at Block 3, and completion of a feasibility study;

•	in 2013, Amendment No. 4 to the RUC was signed to increase annual production from Blocks 1 and 2 to 5.2 million pounds U3O8; and

•	in 2016, Amendment No. 5 to the RUC was signed, extending the exploration period at Block 3 to July 13, 2018.

Discussions are ongoing with respect to a further amendment to the RUC which may address recent production shortfalls, incorporate updated wellfield design and sequencing and incorporate new decommissioning estimates. Inkai retained a local engineering firm to develop an updated Project for Uranium Deposit Development (“PUDD”), which, after going through a regulatory review and approval process, will form the basis for a work program. This updated work program is anticipated to support a further amendment to the RUC.

In addition to complying with its obligations under the RUC, JV Inkai, like all subsoil users, is required to abide by the work program appended to the RUC, which relates to its mining operations.

Environment

The Ecological Code, adopted in 2021, is the principal legislation in Kazakhstan dealing with the protection of the environment. The Ecological Code firmly established the “polluter pays” principle pursuant to which the person whose actions or activities cause environmental damage must remediate the components of the environment that were damaged in full and at its own expense. Administrative or criminal liability for environmental damage does not release such person from civil liability for such remediation of the environment.

Under the existing legislative regime, a subsoil user, such as JV Inkai, is obliged to comply with environmental requirements during all stages of a subsoil use operation. Kazakhstan environmental legislation requires that contemplated activities that may have an impact on the environment undergo the environmental assessment prior to making of any legal, organisational or economic decisions with respect to an operation that could impact the environment and public health. One of the types of such environmental assessment is an environmental impact assessment (“EIA”).

Under the Ecological Code, an EIA is a mandatory requirement for business projects which may have direct or indirect impact on the environment and human health. Every EIA must be reviewed and approved by the appropriate state agency for environmental protection which results in an opinion confirming the conclusions on the possible significant impacts of the planned activity on the environment, the admissibility of the planned activity and the conditions under which the activity is recognised as admissible.

The baseline conditions and potential environmental impacts of the commercial mining facility at Inkai were assessed based on Republic of Kazakhstan and western U.S. standards. The baseline fieldwork was performed in 2001 – 2002. The EIA reports describe the biological, hydrogeological, hydrologic and other physical environmental baseline prior to exploration and the commencement of production operations and assess the potential impacts to environmental media and the human environment from the proposed operations. The environmental studies completed to date have not identified any potential impacts to human health or the environment that could not be mitigated through permit conditions or reclamation bond commitments.

JV Inkai may be subject to administrative penalties for waste exceedances and intends to mitigate against any potential waste exceedances through the construction of additional biological treatment plants (“BTP”) at MPP, Sat1 and Sat2. The BTP at MPP is anticipated to be completed by the end of 2024.

Decommissioning

JV Inkai’s decommissioning obligations are largely defined by the RUC and the Subsoil Code. JV Inkai is required to maintain a fund, which is capped at US$500,000, as security for meeting its decommissioning obligations; it is fully funded.

JV Inkai developed a preliminary decommissioning estimate reflecting current total decommissioning costs under a “decommission now” scenario and updates the plan every year. The preliminary decommissioning estimate prepared as of the end 2023 was US$33.6M.

Under the Subsoil Code, the decommissioning cost estimate for the RUC timeframe must be included in the PUDD. Inkai retained the services of a local engineering firm licensed to prepare the PUDD. The PUDD preparation, including the decommissioning cost estimate, is currently in progress. Once completed, the PUDD undergoes regulatory review and approval. Any required amendments to the RUC are then required to be prepared and signed by the Competent Authority and JV Inkai to become a part of the RUC. The decommissioning estimate contained in the PUDD is subject to review and update every three years. Updates account for changes in the volume of work based on the deposit’s development as well as any decommissioning activities carried out in the previous three-year time period. The decommissioning costs in the PUDD are subject to review and approval by the government.

Under the RUC, JV Inkai must submit a project for decommissioning the property to the government six months before mining activities are complete.

Kazakhstan Government and Legislation

Subsoil Law

The principal legislation governing subsoil exploration and mining activity in Kazakhstan is the Subsoil Code. In general, the rights held by JV Inkai are governed by the previous Subsoil Law dated June 24, 2010 (the “Subsoil Law”) that was in effect at the time of the RUC registration in July 2000. As follows from the stability provisions of the RUC, the Subsoil Code should apply insofar as it does not deteriorate JV Inkai’s position from the previous Subsoil Law that was in effect at the time the licences were issued in April 1999.

The Subsoil Code defines the framework and the procedures connected with the granting of subsoil rights and the regulation of the activities of subsoil users. The subsoil, including mineral resources, are Kazakhstan state property, while minerals brought to the surface belong to the subsoil user, unless otherwise provided by contract or the Subsoil Code.

In order to develop mineral resources, the appropriate state agency designated under the Subsoil Law as the competent authority for uranium resources (the “Competent Authority”) – currently, the Ministry of Energy of the Republic of Kazakhstan grants exploration and production rights to third parties. Subsoil rights are granted for a specific period, but may be extended prior to the expiration of the applicable contract or licence.

Pursuant to the Subsoil Code, a subsoil user is accorded, among other things, the exclusive right to conduct mining operations, to erect production facilities, to freely dispose of its share of production and to conduct negotiations for extension of the contract, subject to restrictions and requirements set out in the Subsoil Code.

Stabilization

Under the previous Subsoil Law, changes in legislation that worsened the position of the subsoil user did not apply to resource use contracts signed or licences granted before the changes were adopted. Additionally, the RUC contains its own stability provision that reflects this approach.

While the Subsoil Code still contains the above guarantees, there are a number of listed exceptions such as national defence or security, ecological safety, public health, taxation, and customs.

Some of the provisions of the current Subsoil Code are stated to be applicable retroactively. Given that some subsoil use contracts (including the RUC) contain the legislation stability guarantee and the latter is also provided for by both the stabilized Subsoil Law and the Subsoil Code, any retrospective provisions of the Subsoil Code should not generally override such stability guarantee unless an exception applies.

Overall, the Republic of Kazakhstan has gradually weakened the stabilization guarantee, particularly in relation to new projects, and the national security exception is applied broadly to encompass security over strategic national resources.

Transfer of Subsoil Use Rights and Pre-Emptive Rights

Amendments to the previous Subsoil Law provide the Republic of Kazakhstan with a pre-emptive right to acquire subsurface use rights and equity interests in entities holding subsoil use rights and in any entity which may directly or indirectly determine or exert influence on decisions made by a subsoil user, if the main activity of such entity is related to subsoil use in Kazakhstan, when such entity wishes to transfer such rights or interests. This pre-emptive right was also provided by the Subsoil Law and has been maintained in the Subsoil Code, and it permits the Republic of Kazakhstan to purchase any subsoil use rights or equity interests being offered for transfer on terms no less favourable than those offered by other purchasers.

The Subsoil Law provided that assignments and transfers of subsoil use rights may be made only with the prior consent of the Competent Authority. The Competent Authority has the right to terminate a subsoil contract if a transaction takes place without such consent.

The Subsoil Code continues to provide for the state’s pre-emptive right to deposits of strategic importance and the requirement to obtain the Competent Authority’s consent to transfer of subsurface use rights and equity interests in entities holding subsoil use rights or entities who may directly or indirectly control the subsoil user. Inkai is considered a deposit of strategic importance.

That said, the Subsoil Code liberates to some extent the regime of regulatory approvals. For example, it provides for a longer list of cases where the pre-emptive right and the consent requirements do not apply (e.g. abolished the requirement to obtain consent in case of a charter capital increase without change in shareholding and a transaction with government, state body, national management holding or national company).

Dispute Resolution

The dispute resolution procedure in the Subsoil Code does not specifically disallow international arbitration. Instead, it states that if a dispute relates to exercise, amendment or termination of subsoil use rights, the parties can resolve the dispute according to the laws of Kazakhstan and international treaties ratified by the Republic of Kazakhstan. Pursuant to amendments to the Subsoil Code that came into effect on January 10, 2023, disputes under contracts related to complex hydrocarbon projects are expressly allowed to be referred to international arbitration under the United Nations Commission on International Trade Law (UNCITRAL) rules. However, no express arbitration rights have been provided for uranium contracts.

The RUC allows for international arbitration.

The Subsoil Code provides for resolution of disputes by court order (meaning state courts) on a number of specific issues such as termination of resource use contracts and some of these provisions were given retrospective effect. Generally, Cameco believes those retrospective provisions should not override the stability guarantee and should not apply to the RUC.

Contract Termination

Under the Subsoil Code, the Competent Authority can unilaterally terminate a contract before it expires on the following grounds:

(a)	failure to provide or provision of false information in the reports required to be submitted to the Competent Authority;

(b)	less than 30% of the financial obligations under a contract are fulfilled during the reporting year;

(c)	conducting uranium production operations without establishing the decommissioning security in accordance with the established schedule;

(d)	breach of the terms of the RUC;

(e)	entry into force of a court judgment prohibiting subsoil use operations;

(f)	conducting uranium production operations without the approved project documents;

(g)

violation of the requirements applicable to transfer of subsoil rights or an object connected with the subsoil use rights (direct and indirect ownership interests in a subsoil user) such as consent of the Competent Authority for the transfer if such consent was required;

(h)

activities of a subsoil user exploring or developing a strategic deposit entails such changes in the economic interests of the state that it poses a threat to national security and the subsoil user does not satisfy the Competent Authority’s request to amend the RUC in this regard.

The Competent Authority may terminate the RUC on grounds (a)-(d) only where it notifies the subsoil user of the alleged violations and the subsoil user fails to remedy one of the violations indicated in sub-sections (a)-(c) within three months from the date of receipt of notice from the Competent Authority or when the subsoil user fails to remedy more than two contractual violations under the RUC within the time specified in the notice from the Competent Authority. The Competent Authority may terminate the RUC immediately on grounds (e)-(g). In case of ground (h), the Competent Authority may terminate the RUC only upon the government’s decision.

March 2021 amendments to the Subsoil Code gave retrospective effect to the provisions on termination of resource use contracts.

Cameco believes that the Subsoil Code’s retrospective provisions on termination should not override the stability guarantee and therefore terms of the RUC should continue to apply unless the state seeks to apply the national security, ecological safety or health care exception to the guarantee of legal stability. The termination provisions of the RUC are more favourable than those contained in the Subsoil Code, as the RUC may only be terminated by the Competent Authority with notice to JV Inkai in respect of any contractual breaches, with a period to cure any such breaches, other than with respect to breaches relating to a threat to human life or to the environment.

Work Programs and Project Documentation

In addition to following its obligations under the RUC, JV Inkai, like all subsoil users, is required to abide by work programs, which is a mandatory part of the RUC, and which relate to its operations over the life of the mine.

Work programs must be developed in accordance with project documents. The Subsoil Code establishes three types of project documents for uranium production, depending on the type and stage of the work:

•	pilot production project: none for JV Inkai;

•	mining project: JV Inkai’s PUDD; and

•	decommissioning project.

The project documents are developed and undergo a review and approval process. All work must be in compliance with the project documents, and conducting any work without an approved project document, or in non-compliance with it, is not permitted. Since January 2015, subsoil users conducting production of hard materials, including uranium, are allowed to produce within 20% (above or below) of their approved project targets in a year without triggering a requirement to revise the approved project documents. Any changes to the project documents that affect investment project targets included in the work program require amendments to the work program. Thus, changes of types, methods, technologies, volumes and terms of uranium mining operations are only allowed after amendment of the relevant project documents. Any amendments to aspects of the work program that are an integral part of the RUC require an application to the Competent Authority for approval, signing and registering amendments to the RUC.

Procurement Requirements

Under the Subsoil Code, all subsoil users, (with some exceptions) must procure goods, works and services for uranium mining operations under prescribed statutory procedures.

The Subsoil Code requires procurements from open tender, single source, open competition to control costs (digital procurement) to be conducted using the register of goods, works and services (the register of potential suppliers) or other digital procurement systems located on Kazakhstan’s internet sites. Uranium mining companies may also conduct procurement of certain limited goods, works and services by applying other methods or on commodity exchanges.

Subsoil users are also required to develop annual and mid-term (for five financial years) procurement programs based on the work program and respective budget.

Prior to 2018, JV Inkai followed the statutory procedures prescribed by the Subsoil Code. After 2018, as an entity with more than 50% of voting shares directly or indirectly belonging to Samruk Kazyna National Wealth Fund, JV Inkai has been following Samruk Kazyna procurement procedures that generally are more prescriptive than the procedures in the Subsoil Code.

Local Content

The Subsoil Code imposes local content requirements for works, services and employees.

The RUC imposes local content requirements on JV Inkai with respect to employees, goods, works and services. As such, at least 40% of the costs of the acquired goods and equipment, 90% of contract works and 100%, 70% and 60% of employees, depending on their qualifications (workers, engineers, and management, respectively), must be of local origin. Effective January 1, 2021, under Kazakhstan law this local content requirement ceased to apply to goods procured by JV Inkai.

Strategic Deposits

On August 13, 2009, a governmental resolution “On Determination of the List of Subsoil (Deposit) Areas having Strategic Importance” No. 1213 came into force whereby 231 blocks, including all three of JV Inkai’s blocks, were prescribed as strategic deposits. The Kazakhstan government re-approved this list in 2011 by its decree No. 1137, and in 2018 by its decree No. 389, which still included JV Inkai’s blocks.

Under the Subsoil Code, if a subsoil user’s actions in the performance of subsoil use operations with respect to strategic deposits result in a change to the economic interests of the Republic of Kazakhstan which create a threat to national security, the Competent Authority is entitled to require an amendment to the RUC for the purpose of restoring the economic interests of the Republic of Kazakhstan. The Subsoil Code prescribes strict deadlines for the parties to negotiate and execute any such required amendments and failure to comply with such deadlines entitles the Competent Authority to terminate the RUC unilaterally.

The Subsoil Code also allows the Competent Authority, upon a decision of the government of the Republic of Kazakhstan, to unilaterally terminate a resource use contract if it determines that the subsoil use operations conducted thereunder will result in a change in the economic interests of Kazakhstan, which create a threat to national security. In such circumstances, the Competent Authority must provide not less than two months prior notice of such termination. The Competent Authority has the right to unilaterally terminate a resource use contract without having to apply to a court or arbitration panel for termination.

The basis for exercise by the Competent Authority of any of these powers is a “change in the economic interests of the Republic of Kazakhstan which creates a threat to national security”, which might be interpreted broadly.

Moreover, this right of unilateral termination applies retroactively to old resource use contracts.

Decommissioning

The decommissioning regulations have been changed by the Subsoil Code. The general provisions related to decommissioning have been modified and special provisions on decommissioning of uranium fields have been introduced. The transitional provisions of the Subsoil Code preserve the decommissioning fund mechanism applicable to the RUC and accordingly, JV Inkai continues to rely upon its existing decommissioning fund.

Uranium Specific Regulations

In addition to the general provisions described above, the Subsoil Code differentiates uranium from the rest of solid minerals and provides an additional, distinct set of rules to govern uranium mining specifically. The Subsoil Code provides that a uranium deposit is granted for mining to a uranium national company (a joint stock company created by the government of Kazakhstan’s decree and controlling stock of which belongs to the state or national management fund and conducting activities in uranium sphere) on the basis of direct negotiations. Currently, the uranium national company is Kazatomprom. The Subsoil Code does not envisage that such direct negotiations can be initiated by persons other than national companies. It follows then that new subsoil use rights for uranium mining can only be granted to a national company.

The Subsoil Code further stipulates that a subsoil use right for uranium mining (or a share in such subsoil use right) granted to a uranium national company on the basis of direct negotiations may only be further transferred to a legal entity in which more than 50% of the shares (participating interests) belong directly or indirectly to a uranium national company. Such a transferee, in turn, may only transfer the subsoil use right (or share in the subsoil use right) to a legal entity in which more than 50% of the shares (participating interests) belong directly or indirectly to a uranium national company.

The uranium special rules also regulate issues of termination of the uranium subsoil use right, provision of a uranium deposit and its extension/reduction, conditions, and periods of mining and project and design documents. The Subsoil Code does not generally establish a retroactive effect for these special uranium rules, subject to a few exceptions (for example, uranium contract termination provisions now apply retroactively).

Currency Control Regulations

Pursuant to the current Law of the Republic of Kazakhstan on Currency Regulation and Currency Control (the “Currency Control Law”), Kazakh legal entities (other than Kazakh banks) undertake purchasing and/or selling of foreign currency (a) through their bank accounts opened with Kazakh banks and (b) in accordance with the rules on carrying out currency operations in Kazakhstan.

Kazakh resident legal entities (except Kazakh banks) can buy non-cash foreign currency for the national currency for the purposes not related to the fulfillment of obligations in foreign currency on the same business day in an amount not exceeding the equivalent of US$50,000. The purposes not related to fulfilment of obligations in foreign currency include transfer of foreign currency to own accounts in foreign banks, gratuitous transfers of money in foreign currency, as well as crediting and transfer of foreign currency to own accounts in local banks.

A Kazakh resident (except Kazakh banks), when applying for the purchase of non-cash foreign currency for national currency in an amount exceeding the equivalent of US$50,000, shall indicate the purpose of the purchase and provide a copy of the currency contract, as well as an invoice or other payment document.

Pursuant to the Currency Control Law, the Kazakhstan Government is entitled to introduce “measures for protection of payment balance”, i.e. a special currency regime. These measures can be established when there is a serious threat to the stability of (i) the payment balance, (ii) the internal currency market and (iii) the economic security of the Republic of Kazakhstan – provided that these events cannot be resolved by other economic policy measures.

The measures for protection of payment balance must comply with international treaties ratified by the Republic of Kazakhstan, if and when such treaties entered into within the framework of participation in international associations (organisations) (e.g., Eurasian Economic Community). Such measures must be temporary and should be canceled when the circumstances (events) that led to their introduction are eliminated.

In theory, measures for protection of payment balance may potentially prevent Kazakhstan companies, like JV Inkai, from inter alia paying dividends to their participants abroad or repatriating any or all of its profits in foreign currency. JVI can hold USD on its accounts as needed, and buy foreign currency to pay dividends in case of shortage.

The RUC grants JV Inkai a measure of protection from currency control regulations, granting it the right to freely transfer funds, in state and other currencies, inside and outside Kazakhstan.

Operating, capital costs and economic analysis

Capital costs for Inkai are estimated to be $1.476 billion over the remaining life of the current mineral reserves. The remaining capital costs, as of January 1, 2024, includes $1.196 billion for wellfield development, $95 million for construction and expansion, and $186 million for sustaining capital. The cost estimates are on a 100% basis with a currency exchange rate assumption of 365 Kazakhstan Tenge to $1.00 Cdn. All cost projections are stated in constant 2024 Canadian dollars and assume the throughput from the production schedule for the current mineral reserves estimates.

For the period from 2024 to mid-2045, capital cost estimates have increased by 106% compared to the prior technical report for Inkai. The majority of the increase relates to wellfield development activities with increased drilling tariffs and higher costs for sulphuric acid and other materials.

Capital for construction and expansion is heavily weighted to 2024 to 2027 due to the capital required for the ramp-up and expansion projects, as well as upgrades planned for existing facilities.

Operating expenditures for ISR mining, surface processing, site administration and corporate overhead are estimated to be $12.66 per pound of U3O8 over the remaining life of the mineral reserves. The prior technical report for Inkai showed estimated operating costs to be $9.55 per pound U3O8. Major contributors to the increased operating costs are adjustments to remuneration programs, higher cost for production materials and electricity, increased transportation costs, and other inflationary factors.

The table below shows the annual capital cost estimate for Inkai from 2024 to mid-2045.

Capital Costs ($Cdn M)	2024	2025	2026	2027	2028	2029	2030	2031	2032
Total wellfield development	$52.2	$61.1	$60.3	$60.3	$61.0	$62.7	$54.3	$59.8	$56.3
Construction and expansion capital	9.0	7.6	29.3	5.1	3.2	2.8	2.7	2.5	2.0
Sustaining capital	8.7	9.2	8.2	8.4	8.0	8.6	9.3	8.6	8.6
Total Capital Costs	$70.0	$77.9	$97.8	$73.8	$72.1	$74.1	$66.3	$71.0	$66.9

2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045	Total
$59.9	$49.5	$57.0	$58.1	$58.6	$54.8	$51.5	$49.6	$51.6	$50.7	$55.0	$48.2	$23.0	$1,195.5
2.7	2.1	2.8	2.1	2.2	2.8	2.2	2.9	2.3	2.3	2.4	2.4	1.2	94.6
8.6	8.6	8.6	8.6	8.6	8.6	8.6	8.6	8.6	8.6	8.6	8.6	4.3	185.8
$71.3	$60.2	$68.4	$68.9	$69.4	$66.3	$62.4	$61.2	$62.5	$61.6	$66.0	$59.2	$28.5	$1,475.9

Operating costs for Inkai are estimated to be $12.66 per pound of U3O8 over the remaining life of the current mineral reserves. The operating cost projections have incorporated the production sequence and pattern design of the wellfields along with past production experience to determine the estimated annual expenditures. Estimated operating expenditures, excluding taxes and royalties, for ISR mining, surface processing, site administration and corporate overhead for Inkai from 2024 to mid-2045 are shown in the table below.

Operating Costs ($ Cdn M)	2024	2025	2026	2027	2028	2029	2030	2031	2032
Site administration	$25.2	$32.2	$34.5	$32.1	$32.2	$32.3	$33.2	$33.1	$33.0
Mining costs	35.2	46.9	46.3	46.2	46.1	46.3	46.4	45.3	46.9
Processing costs	14.0	17.5	19.8	19.0	19.0	19.0	18.6	18.5	18.4
Corporate overhead	32.6	28.6	30.5	30.4	30.3	30.4	29.3	29.3	29.3
Total Operating Cost	$107.0	$125.1	$131.0	$127.6	$127.6	$128.1	$127.6	$126.2	$127.7
Total Operating Cost ($Cdn/lb)	$13.90	13.37	$12.60	$12.27	$12.27	$12.31	$12.27	$12.14	$12.28

2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045	Total
$33.0	$32.9	$32.8	$32.4	$30.7	$30.8	$31.1	$31.2	$31.5	$31.3	$30.9	$31.3	$15.2	$682.8
46.1	47.4	46.3	49.0	44.5	45.4	44.7	46.1	45.0	46.8	46.1	49.0	23.4	985.3
18.6	18.6	18.6	18.4	17.6	17.7	17.9	18.0	18.3	18.2	17.9	18.3	9.1	391.0
29.3	29.3	29.3	29.0	27.6	27.7	28.2	28.4	28.8	28.7	28.3	28.9	14.3	628.7
$126.9	$128.2	$127.0	$128.9	$120.4	$121.6	$122.0	$123.7	$123.6	$125.0	$123.2	$127.5	$61.9	$2,687.9
$12.20	$12.33	$12.21	$12.71	$13.53	$13.50	$12.91	$12.90	$12.44	$12.64	$13.01	$12.71	$12.83	$12.66

The economic analysis is undertaken from the perspective of JV Inkai and is based on JV Inkai’s share (100%) of Inkai mineral reserves. The economic analysis assumes that 85% of these reserves are recoverable as saleable yellowcake. The net cash flow incorporates the projected sales revenue from the estimated saleable yellowcake, less the related operating and capital cost, mineral extraction tax, and corporate income tax.

The economic analysis results in an after tax NPV (at a discount rate of 12%), for the net cash flows from January 1, 2024 to mid-2045, of $4.3 billion for JV Inkai mineral reserves. Using the total capital invested, along with the operating and capital cost estimates for the remainder of the mineral reserves, the after-tax IRR is estimated to be 26.9%.

An economic analysis with forecasts of annual cash flow from 2024 to mid-2045 is shown in the table below.

Economic Analysis ($ Cdn M)	2024	2025	2026	2027	2028	2029	2030	2031	2032
Production volume (000’s lbs U3O8)	7,696	9,360	10,400	10,399	10,399	10,399	10,399	10,399	10,399
Sales Revenue	$923.8	$1,170.8	$1,245.9	$1,148.5	$1,099.1	$1,074.4	$1,037.3	$1,037.3	$1,025.0
Operating Costs	107.0	125.1	131.0	127.6	127.6	128.1	127.6	126.2	127.7
Capital Costs	70.0	77.9	97.8	73.8	72.1	74.1	66.3	71.0	66.9
Mineral Extraction Tax	58.3	110.9	216.4	199.5	185.1	180.9	174.7	174.7	172.6
Corporate Income Tax	140.5	175.1	167.3	152.6	145.8	142.0	128.8	131.8	130.4
Net cash flow	$547.9	$681.7	$633.2	$594.9	$568.4	$549.2	$540.0	$533.6	$527.3

2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045	Total
10,399	10,399	10,399	10,141	8,904	9,012	9,446	9,591	9,934	9,888	9,468	10,033	4,827	212,292
$1,049.7	$1,037.3	$1,025.0	$1,011.6	$898.8	$909.7	$964.7	$990.9	$1,026.3	$1,021.5	$978.1	$1,036.5	$498.7	$22,210.6
126.9	128.2	127.0	128.9	120.4	121.6	122.0	123.7	123.6	125.0	123.2	127.5	61.9	2,687.9
71.3	60.2	68.4	68.9	69.4	66.3	62.4	61.2	62.5	61.6	66.0	59.2	28.5	1,475.9
176.8	174.7	172.6	170.0	151.4	153.2	162.5	166.9	172.8	172.0	164.7	174.6	84.0	3,569.8
134.9	133.2	130.7	128.2	113.3	114.6	123.1	127.5	132.0	131.8	125.8	132.6	62.8	2,905.2
$539.8	$541.0	$526.2	$515.2	$444.3	$453.9	$494.8	$511.5	$535.3	$531.1	$498.4	$542.6	$261.5	$11,571.8

Exploration

Exploration Drilling

JV Inkai’s uranium exploration and delineation drilling programs in the MPP, Sat1 and Sat2 Areas were conducted by drilling vertical holes from surface. Delineation of the areas and their geological and geophysical features were carried out by drilling on a grid at a prescribed density of 3.2 to 1.6-kilometre line spacing and 200 to 50-metre hole spacing with coring. Additional information was obtained by further drilling at grids of 800 to 400 x 200 to 50 metres with coring and 200 to 100 x 50 to 25 metre grids, usually without core being recovered.

Vertical holes are drilled with a triangular drill bit for use in unconsolidated formations down to the target horizon, at which point the rest of the hole is cored. At the Inkai deposit, approximately 50% of all exploration holes are cored through the entire mineralized interval. Sampling, radiometric probing, hole deviation, geophysical and hole diameter surveys are done by site crews and experienced contractors.

The total number of holes drilled at Inkai is presented in the table below.

Type	Number of holes
Historical exploration – delineation (non-JV Inkai) 1976-1996	3,017
Block 3 delineation 2006-2016	1,003
Block 2 delineation 2016-2019	1,207
Pre-production drilling 2013-September 30, 2024	922
Total	6,149

Historical drilling information was relied upon to estimate Inkai’s original mineral resources and reserves for the MA Area.

Additional exploration and delineation work was completed in the Sat2 Area by JV Inkai from 2006 to 2016.

A delineation and infill drilling program was completed in the Sat1 Area, by JV Inkai from 2016 to 2018. The program was designed to refine the geological model to be used for resource estimation and classification of the area.

From 2013 to 2024, additional pre-production drilling was conducted within the MA Area to better establish the mineralization distribution and to support further development and wellfield design.

Sampling, analysis and data verification

The sampling, sample preparation, analyses and sample security used during the exploration and delineation programs followed the procedures and manuals which adhere to the requirements set out in the SRC guidelines.

Sampling and Analysis

Drill core is logged in log journals following the developed manuals and representative core samples are selected for the following analyses and tests: determination of the content of uranium, radium and associated elements; determination of bulk density, moisture content, porosity and acid-base balance of monolith rocks; determination of mineralization and host rock physical composition, grain size and carbonate content; and column leach tests for uranium leachability.

Detailed sampling procedures guide the sampling interval within the mineralization. Where core recoveries are greater than 70% and radioactivity is greater than 40 micro-roentgens per hour, core samples are taken at irregular intervals of 0.2 to 1.2 metres. Sample intervals also are differentiated by barren or low-permeability material. The average core sample length is 0.4 metre. The sampling is conducted from half the core divided along its axis. Core diameter is 60, 70 or 100 millimetres depending on depth. The required sample weight is determined based on the length of the samples and the diameters of the core sampled.

Sample preparation and assaying are done by Volkovgeology following SRC guidelines. When core samples are being analyzed for geochemistry, they are primarily analyzed for grain size and assayed for uranium, radium, thorium, potassium and carbonate content. On selected fence lines, a more extensive study of geochemistry is undertaken.

The core samples for uranium and radium determination are taken from representative intervals. Samples are ground down to pass 1.0 millimetre mesh size and are subsequently subdivided until the final representative weight of samples and duplicates is reached (0.2 kilogram) at the final division stage.

The laboratory tests for uranium and radium were performed by the Central Analytical Laboratory (“CAL”) of JSC Volkovgeology, located in Almaty. The laboratory was certified and licensed by the National Centre for Accreditation of the Republic of Kazakhstan to comply with the STRK ISO/IEC 17025-2007 standard, Certificate number KZ.I.02.1029. Volkovgeology is a subsidiary of Kazatomprom, which is part owner of JV Inkai. The uranium content was determined by using X-ray fluorescence spectrum analysis while the radium content was determined through gamma-X-ray spectrum analysis. Assays from core sampling are only used for gamma probing correlation and radioactive disequilibrium determination purposes.

Additional duplicate samples are collected by a different sampler from the second half of the core split for quality control purposes.

Sample Security

JV Inkai’s current sampling process follows the strict regulations imposed by the Kazakhstan government, and includes the highest level of security measures, quality assurance and quality control. With respect to historical Kazakhstan exploration on the MA Area, Cameco has been unable to locate the documentation on sample security. However, based on the rigorous quality assurance and quality control used in other areas of sampling, the regulations imposed by the Kazakhstan government and comparisons against current data, Cameco believes that the security measures taken to store and ship samples were of the highest quality.

Quality Control

In order to ensure the assay accuracy and reliability for the purposes of correlation with gamma probing and disequilibrium determination for resource estimation, the following quality controls were carried out:

•

Source materials for logging calibration are used to test the probing equipment on a quarterly basis. The variation in gamma logging results cannot exceed +/- 5% grade-thickness, and the variation in recording electrical logging parameters does not exceed +/- 7%. Results falling outside acceptable tolerances are reviewed.

•

Further comparisons have been made between gamma logging data and neutron logging data to confirm the absence of systematic errors. Prompt fission neutron logging, a direct measurement method for determining uranium content, was performed for a number of drillholes as a check against gamma radioactivity-determined uranium grades, which provides an indirect measure of uranium content.

•	Resulting equivalent U3O8 grades are checked against the chemical assay results.

•

Internal laboratory control of the uranium and the radium grade determination is performed by comparing the results of the sample against its blind duplicate. The mean square error between sample and duplicate is calculated by measuring the deviation to ensure it stays within the prescribed limits. The number of control samples was approximately 9% of all samples for uranium and approximately 6% of all samples for radium.

•

Internal inter-method control of assays for uranium and radium were performed in the form of checks between the results of the X-ray fluorescence analysis for uranium against the results of wet chemical analyses conducted by CAL. The results of radium determination were checked against the results of radiochemical analyses also conducted by CAL. The number of control samples was approximately 12% of all samples for uranium and radium.

•

External (inter-laboratory) controls for the uranium and radium assays were carried out at the VIMS laboratory in Moscow, Russia, Nevskoe PGO laboratory in Saint-Petersburg, Russia and Kyzyltepageologiya Laboratory in Navoi, Uzbekistan. The number of control samples was approximately 3% of all samples for uranium and radium.

Data Verification

Sampling and analysis procedures used for the MPP Area resource estimate were examined by both Cameco geoscientists and an independent consultant and found to be detailed and thorough. The relationship between radioactive readings and calculated radium grades obtained from the use of the method was studied in detail at that time, showing a good relationship between radioactivity and radium grade in most locations.

All of the drillhole information in use at Inkai is provided to Cameco upon request. The current database has been validated a number of times by geoscientists with JV Inkai, JSC Volkovgeology, the SRC, Two Key LLP, and Cameco geoscientists. Correlation on grade-thickness from radioactivity and from radium grade (and its subsequent conversion to uranium grade based on radium-uranium equilibrium) has been reviewed by Cameco geoscientists and found to be accurate and reliable. Cameco geoscientists have witnessed or reviewed drilling, core handling, radiometric probing, logging, sampling processes and facilities used at the Inkai mine and consider the methodologies to be satisfactory and the results representative and reliable.

Mineral Processing and Metallurgical Testing

The ISR mining method at Inkai uses a sulphuric acid-based lixiviant. The resulting UBS is processed at the MPP, Sat1 and Sat2 to obtain eluate which is further processed at the MPP to currently produce uranium peroxide yellowcake.

Exploration at Inkai started in the late 1970’s involving sampling, assaying and mineralogical studies at Blocks 1, 2 and 3. Standardized column leach tests on composite samples were performed to measure average uranium UBS grades and levels of acid consumption. Uranium recoveries approaching 85% or greater were achieved with all samples.

A pilot test, using the ISR mining method, was performed in the northeast area of Block 1 starting in December 1988. The pilot leach test in Block 2 started in 2002 and was completed in 2006 while the pilot leach test in Block 3 was initiated in 2015 and completed in 2017.

Commercial production at MPP and Sat1 and Sat2 started in 2009, 2010 and 2018 respectively.

There are three processing facilities on the MA Area: the MPP, Sat1 and Sat2. Since the MPP, Sat1 and Sat2 processing plants have been in commercial production for a significant period, validating the test work results, Cameco has determined that the metallurgical test results for these three operating process circuits are no longer significant or relevant in regard to forming the basis of future recovery assumptions and estimates.

Mineral Resource and Mineral Reserve Estimates

The estimated mineral resources and reserves at Inkai are located in the MA Area. The preparation of the resource models and estimates followed SRC guidelines. The estimates were done using the grade x thickness area average estimation method where the estimated variable is the uranium grade multiplied by the thickness of the interval, and using averages for the blocks.

The current mineral resources and reserves estimates are based on 3,800 surface drillholes.

Summaries of the estimated mineral resources and mineral reserves for Inkai, with an effective date of September 30, 2024, are shown in the tables below. Cameco’s share of uranium in the mineral resources and mineral reserves is based on its ownership interest in JV Inkai (40%).

Summary of Mineral Resources

Category	Total tonnes (x 1,000)	Grade % U3O8	Total M Lbs U3O8	Cameco’s share M Lbs U3O8
Measured	75,923.1	0.03	58.2	23.3
Indicated	63,488.4	0.02	34.5	13.8
Total Measured & Indicated	139,411.5	0.03	92.7	37.1
Inferred	33,742.2	0.03	22.3	8.9

Notes:

1.	Cameco reports mineral reserves and mineral resources separately. Reported mineral resources do not include amounts identified as mineral reserves. Totals may not add up due to rounding.
2.	Mineral resources that are not mineral reserves do not have demonstrated economic viability and/or are outside the term of the current RUC ending in mid-2045.
3.	Cameco’s share is 40% of total mineral resources.
4.

Inferred mineral resources are estimated using limited geological evidence and sampling information. We do not have enough confidence to evaluate their economic viability in a meaningful way. You should not assume that all or any part of an inferred mineral resource will be upgraded to an indicated or measured mineral resource, but it is reasonably expected that the majority of inferred mineral resources could be upgraded to indicated mineral resources with continued exploration.

5.

Reasonable expectation for eventual economic extraction of the mineral resources is based on a uranium price of US$62 per pound U3O8, anticipated exchange rates, mining and process recoveries, production costs, royalties and mineralized area tonnage, grade, and spatial continuity considerations.

6.

Mineral resources have been estimated at minimum grade-thickness cut-offs per hole of 0.047 m% U3O8 for the MPP Area and 0.071 m% U3O8 for the Sat1 and Sat2 Areas, with the GT area average method using 2-dimensional block models.

7.	The geological model used for Inkai involves geological interpretations on section and plan derived from surface drillhole information.
8.	Mineral resources have been estimated with no allowance for mining recovery but include some allowances for dilutive material expected under leaching conditions.
9.	Mineral resources were estimated based on the use of the ISR extraction method.

Other than the risk associated with the duration of the RUC term, there are no known environmental, permitting, legal, title, taxation, socio-economic, political, marketing or other relevant factors that could materially affect the above estimate of mineral resources.

Summary of Mineral Reserves

Category	Total tonnes (x 1,000)	Grade % U3O8	Total M Lbs U3O8	Cameco’s share M Lbs U3O8
Proven	277,232.9	0.03	203.6	81.4
Probable	90,850.8	0.03	50.0	20.0
Total Reserves	368,083.7	0.03	253.6	101.5

Notes:

1.	Cameco reports mineral reserves and mineral resources separately. Totals may not add up due to rounding.
2.	Total pounds U3O8 are those contained in mineral reserves and are not adjusted for the estimated metallurgical recovery of 85%.
3.	Cameco’s share is 40% of total mineral reserves.

4.	Mineral reserves have been estimated at a grade-thickness cut-off of 0.13 m% U3O8 using the GT area average method on a block basis.
5.	Mineral reserves have been estimated based on the use of the ISR extraction method.
6.	Mineral reserves have been estimated with an average allowance of 40% dilution at 0% U3O8, representing the rock volume contacted by the lixiviant.
7.	Mineral reserves were estimated based on existing or planned wellfield patterns required to achieve production varying between 7.7 to 10.4 million pounds U3O8 per year within the term of the RUC.
8.	An average uranium price of US$54 per pound U3O8 with exchange rates of $1.00 US=$1.26 Cdn and $1.00 US=450 Kazakhstan Tenge was used to estimate the mineral reserves.

Risks to the mineral reserve estimate include the risk of changes to the duration of the RUC term. Other than the foregoing risk, there are no known mining, metallurgical, infrastructure, permitting or other relevant factors that could materially affect the above estimate of mineral reserves.

Risks

Production Variance to RUC

Based on Kazatomprom’s announcement on February 1, 2024, 2024 production in Kazakhstan was expected to remain approximately 20% below the level stipulated in subsoil use agreements, primarily due to the sulphuric acid shortage in the country and delays in development of new deposits.

JV Inkai’s target for production in 2024 was 8.3 million pounds of U3O8 (100% basis). However, this target was tentative and contingent upon receipt of sufficient quantities of sulphuric acid and on a specified schedule. JV Inkai is forecasting that the 2024 production volume will decrease by more than 20% of the original RUC approved production amount of 10.4 million pounds, as maximum 2024 production is now expected to be approximately 7.7 million pounds.

The Subsoil Code permits subsoil users to deviate by up to 20% from the approved production volumes without changing their project documents. As noted, JV Inkai is expected to produce uranium below this allowance in 2024. However, JV Inkai is still expected to meet its financial obligations under the RUC for 2024. There is a risk that the Competent Authority may require JV Inkai to update its project documents and work program and/or catch up production. Cameco does not expect that this underproduction in 2024 will result in the RUC being suspended or terminated. However, there can be no certainty that future uranium production deficits will not cause the validity of JV Inkai’s RUC to be challenged.

Risk of Corruption

Based on Kazakhstan’s ranking as 93 out of 180 on the 2023 Transparency International Corruption Index, corruption remains an issue in the country. Having assessed Cameco’s and JV Inkai’s exposure to corruption in Kazakhstan, it was concluded that the risk of JV Inkai and Cameco violating applicable laws prohibiting corrupt activities (including Corruption of Foreign Public Officials Act (Canada) and the United States Foreign Corrupt Practices Act of 1977) are mitigated by JV Inkai’s controls relating to such risks, including JV Inkai’s Code of Conduct and Ethics, Business Conduct Policy, Anti-Bribery and Anti-Fraud Policy and Anti-corruption Compliance Manual and Cameco’s controls relating to such risks, including Cameco’s Code of Conduct and Ethics and Global Anti-corruption Program.

There can be no assurance, however, that corruption will not indirectly affect or otherwise impair JV Inkai’s or Cameco’s ability to operate in Kazakhstan and effectively pursue its business plan in that country. The failure of the government of Kazakhstan to continue to fight corruption or the perceived risk of corruption in Kazakhstan could have a material adverse effect on the local economy. Any allegations of corruption in Kazakhstan or evidence of money laundering could adversely affect the country’s ability to attract foreign investment and may have an adverse effect on its economy which in turn could have a material adverse effect on JV Inkai’s and

Cameco’s business, results of operations, financial condition and prospects. Additionally, JV Inkai and Cameco are subject to competition with companies from countries that are not subject to or do not follow Canadian, United States or similar laws and regulation with respect to anti-corruption or bribery.

CONSOLIDATED CAPITALIZATION

The applicable Prospectus Supplement will describe any material change, and the effect of such material change, on the share and loan capitalization of the Company since the date of the Company’s most recently filed financial statements, including, as required, any material change, and the effect of such material change, that will result from the issuance of Securities pursuant to such Prospectus Supplement.

There have been no material changes in our share and loan capital, on a consolidated basis, since the date of our most recently filed Unaudited Interim Consolidated Financial Statements as at and for the three- and nine-month periods ended September 30, 2024 and 2023.

USE OF PROCEEDS

Specific information about the use of net proceeds from an offering of Securities will be set forth in the applicable Prospectus Supplement relating to that offering of Securities.

EARNINGS COVERAGE RATIOS

The applicable Prospectus Supplement will provide, as required, the earnings coverage ratios with respect to an issuance of First Preferred Shares, Second Preferred Shares or Debt Securities pursuant to such Prospectus Supplement.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of an unlimited number of First Preferred Shares without nominal or par value, issuable in series (none of which are outstanding); an unlimited number of Second Preferred Shares without nominal or par value, issuable in series (none of which are outstanding); an unlimited number of Common Shares without nominal or par value, of which, at November 8, 2024, 435,188,572 Common Shares were outstanding as fully paid and non-assessable shares; and one Class B Share (the “Class B Share”) which is outstanding as a fully paid and non-assessable share. In addition, as of November 8, 2024, there were stock options outstanding to acquire 383,469 Common Shares pursuant to our stock option plan. Our Articles contain provisions imposing restraints on the issue, transfer and ownership of our voting securities. See “Restrictions on Ownership and Voting” below. The following is a summary of the material provisions attaching to these classes of shares.

Common Shares

Subject to the limitations described below, the holders of our Common Shares are entitled to one vote per Common Share on all matters to be voted on by the shareholders at any meetings of shareholders (other than at meetings of only holders of some other class or series), and are entitled to receive such dividends as may be declared by our board of directors. The Common Shares are subordinate to the rights of the holders of each series of the First Preferred Shares and Second Preferred Shares that may be outstanding as to payment of dividends and to the distribution of assets in the event of our liquidation, dissolution or winding up or any other distribution of our assets among shareholders for the purpose of winding up our affairs. The holders of our Common Shares have no pre-emptive, redemption, purchase or conversion rights in respect of such shares. Except as described under “Restrictions on Ownership and Voting” below, non-residents of Canada who hold Common Shares have the same rights as shareholders as residents of Canada.

Class B Share

The holder of the Class B Share, the Province of Saskatchewan (the “Province”), is entitled to receive notice of and to attend all meetings of shareholders including meetings of any class or series thereof but does not have the right to vote at any such meeting other than a meeting of the holder of the Class B Share as a class. The holder of the Class B Share does not have the right to vote separately as a class, except on any proposal to: (i) amend Part I of Schedule B of the Articles; (ii) amalgamate that would affect an amendment to Part I of Schedule B of the Articles; or (iii) amend the Articles so as to alter the rights attached to the Class B Share. Part I of Schedule B of the Articles provides that (A) our registered office and head office operations must be located in the Province, (B) all of our executive officers (vice-chair of the board, chief executive officer, chief operating officer, chief financial officer and president), except for the chair of our board, and substantially all of our senior officers (vice presidents) must be ordinarily resident in the Province, and (C) all annual meetings of our shareholders must be held at a place in the Province. The holder of the Class B Share is entitled to request and receive information from us for the purpose of determining whether the provisions of Part I of Schedule B of the Articles are being complied with. The holder of the Class B Share does not have the right to receive any dividends declared by us. Subject to the prior rights of each series of First Preferred Shares and Second Preferred Shares, the holder of the Class B Share ranks equally with holders of our Common Shares with respect to the distribution of assets in the event of our liquidation, dissolution or winding up. The holder of the Class B Share has no pre-emptive, redemption, purchase or conversion rights in respect of such share. The Class B Share is non-transferable.

First Preferred Shares

The First Preferred Shares are issuable from time to time in one or more series and our board of directors may determine by resolution the number of shares in, and the designation, rights, privileges, restrictions and conditions attaching to, each series. The First Preferred Shares of each series will rank equally with the shares of every other series of First Preferred Shares and prior to the Second Preferred Shares, the Common Shares and the Class B Share with respect to the payment of dividends and the distribution of our assets in the event of liquidation, dissolution or winding up and may carry voting rights.

Second Preferred Shares

The Second Preferred Shares are issuable from time to time in one or more series and our board of directors may determine by resolution the number of shares in, and the designation, rights, privileges, restrictions and conditions attaching to, each series. The Second Preferred Shares of each series will rank equally with the shares of every other series of Second Preferred Shares and prior to the Common Shares and the Class B Share with respect to the payment of dividends and the distributions of our assets in the event of liquidation, dissolution or winding up and may carry voting rights.

Restrictions on Ownership and Voting

Limits on the Holdings of Residents and Non-Residents of Canada

The Articles, pursuant to the requirements of the Eldorado Nuclear Limited Reorganization and Divestiture Act (Canada), as amended (the “ENL Reorganization Act”), contain provisions imposing constraints on the issue, transfer and ownership, including joint ownership, of our voting securities so as to prevent both residents and non-residents of Canada from owning or controlling more than a specified percentage of voting securities. The constraints affect our Common Shares.

Specifically, no resident of Canada, alone or together with associates, may hold, beneficially own or control, directly or indirectly, other than by way of security only or for purposes of distribution by an underwriter, voting securities to which are attached more than 25% of the votes that may ordinarily be cast to elect our directors. Similarly, no non-resident of Canada, alone or together with associates, may hold, beneficially own or control, directly or indirectly, other than by way of security only or for purposes of distribution by an underwriter, voting securities to which are attached more than 15% of the votes that may ordinarily be cast to elect our directors. Further, the votes attaching to our securities held, beneficially owned or controlled, directly or indirectly, by all non-residents of Canada together, and cast at any meeting of our shareholders will be counted and pro-rated collectively to limit the proportion of votes cast by non-residents to no more than 25% of the total number of votes cast by the shareholders at that meeting. We limit the counting of votes cast by non-residents of Canada at our annual shareholder meeting to abide by this restriction, which has resulted in non-residents of Canada receiving less than one vote per share.

Enforcement

In order to give effect to such constraints, the Articles contain provisions for the enforcement of the restrictions relating to ownership and voting by residents and non-residents of Canada described above, including provisions for suspension of voting rights, forfeiture of dividends and other distributions to shareholders, prohibitions against the issue and transfer of securities, requiring such shareholder to sell or dispose of shares and suspension of all remaining shareholders’ rights.

The provisions allow us to require holders, proposed transferees or other subscribers for voting securities and certain other persons to furnish shareholder declarations as to residence, ownership of voting securities and certain other matters relative to the enforcement of the restrictions. Nominees such as banks, trust companies, securities brokers or other financial institutions who hold the shares on behalf of beneficial shareholders need to make the declaration on their behalf. We are precluded from issuing or registering a transfer of any voting securities where a contravention of the resident or non-resident ownership restrictions would result.

If and when we have reason to believe, whether through shareholder declarations filed with us or our books and records or those of our registrar and transfer agent or otherwise, that voting securities are held by a shareholder in contravention of the resident or non-resident ownership restrictions, we have the power to suspend all rights of the shareholder in respect of all securities held, other than the right to transfer them, not earlier than 30 days after first sending of notice to the shareholder, unless the voting securities so held have been disposed of by the shareholder and we have been so advised.

Other Restrictions

The ENL Reorganization Act places certain other restrictions on us, including prohibition against applying for continuance in another jurisdiction and a prohibition against our enacting articles of incorporation or by-laws containing provisions inconsistent with the provisions included in the ENL Reorganization Act. The ENL Reorganization Act provides that the Articles must contain restrictions on us including a prohibition against our creating restricted shares (generally a participating share containing restrictive voting rights) and the requirement that we maintain our registered office and head office operations within the Province.

The Saskatchewan Mining Development Corporation Reorganization Act also requires us to maintain our registered office and head office operations (generally all executive, corporate planning, senior management, administrative and general management functions) within the Province.

PLAN OF DISTRIBUTION

The plan of distribution with respect to an offering of Securities under this Prospectus will be described in the Prospectus Supplement for the applicable distribution of Securities.

PRIOR SALES

Prior sales of the Securities, as applicable, will be described in the Prospectus Supplement relating to the specific issuance of Securities.

TRADING PRICE AND VOLUME

Trading prices and volume of the Securities, as applicable, will be described in the Prospectus Supplement relating to the specific issuance of Securities.

RISK FACTORS

Prospective purchasers of Securities should consider carefully the risk factors contained in and incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference), including the risk factors described under the heading “The Company – Inkai Technical Report – Risks” in this Prospectus, the risk factors section contained in the Company’s most recently filed annual information form and the Company’s most recently filed annual management’s discussion and analysis as well as any risk factors discussed in any quarterly management’s discussion and analysis for the current year, and those described in a Prospectus Supplement relating to a specific offering of Securities.

Discussions of certain risks affecting the Company in connection with its business are provided in the Company’s annual disclosure documents filed with the various securities regulatory authorities which are incorporated by reference in this Prospectus.

CERTAIN INCOME TAX CONSEQUENCES

Prospective purchasers of Securities may be subject to tax consequences in Canada and abroad in respect of their acquisition, holding and/or disposition of Securities. The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to investors described therein of the acquisition, ownership and disposition of any Securities offered thereunder, including, the Canadian income and/or withholding tax consequences applicable to investors who are non-residents of Canada. The applicable Prospectus Supplement may also describe certain U.S. federal income tax considerations generally applicable to investors described therein who are U.S. persons (within the meaning of the United States Internal Revenue Code of 1986, as amended) of the acquisition, ownership and disposition of any Securities offered thereunder. Prospective investors should consult their own tax advisors prior to deciding to purchase any of the Securities.

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement relating to a specific offering of Securities, certain legal matters relating to Canadian law in connection with the offering of the Securities will be passed upon on behalf of the Company by McCarthy Tétrault LLP and certain legal matters relating to United States law in connection with the issue and sale of the Securities will be passed upon on behalf of the Company by Covington & Burling LLP. As at the date hereof, partners and associates of McCarthy Tétrault LLP own beneficially, directly or indirectly, less than 1% of any outstanding class of securities of the Company. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and, if applicable, United States law.

INTERESTS OF EXPERTS

The scientific and technical information relating to the Company’s McArthur River operation described in this Prospectus has been approved by Gregory M. Murdock, P. Eng. and/or Daley McIntyre, P. Eng., and such information that is incorporated into this Prospectus by reference as of the date hereof was prepared by or under the supervision of or approved by Biman Bharadwaj, P. Eng., Daley McIntyre, P. Eng., Gregory M. Murdock, P. Eng., and/or Alain D. Renaud, P. Geo., as described in the applicable document incorporated into this Prospectus by reference.

The scientific and technical information relating to the Company’s Cigar Lake operation described in this Prospectus has been approved by Kirk Lamont, P. Eng. and such information that is incorporated into this Prospectus by reference as of the date hereof was prepared by or under the supervision of or approved by Biman Bharadwaj, P. Eng., Scott Bishop, P. Eng., Alain D. Renaud, P. Geo., Lloyd Rowson, P. Eng., and/or Kirk Lamont, P. Eng., as described in the applicable document incorporated into this Prospectus by reference.

The scientific and technical information relating to the Company’s Inkai operation described in this Prospectus has been approved by C. Scott Bishop, P. Eng., Sergey Ivanov, P. Geo., and Alain D. Renaud, P. Geo. and such information was prepared by or under the supervision of or approved by C. Scott Bishop, P. Eng., Sergey Ivanov, P. Geo., and/or Alain D. Renaud, P. Geo., as described under “The Company – Inkai Technical Report”.

Each of the individuals referenced above is a “qualified person” as such term is defined in NI 43-101 and is an employee of the Company or of one of our associates or affiliates. None of the individuals referenced above received or will receive a direct or indirect interest in our property or in the property of any of our associates or affiliates. As at the date hereof, each of the individuals referenced above beneficially owns, directly or indirectly, less than 1% of any outstanding class of our securities.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of Cameco are KPMG LLP, River Centre, 500, 475 – 2nd Avenue South, Saskatoon, Saskatchewan S7K 1P4. KPMG LLP has confirmed that they are independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and that they are independent accountants with respect to the Company under all relevant U.S. professional and regulatory standards.

The transfer agent and registrar for the Common Shares is TSX Trust Company in Canada at its principal office in Toronto, Ontario and Equiniti Trust Company, LLC in the U.S. at its principal office in Ridgefield Park, New Jersey.

AGENT FOR SERVICE OF PROCESS IN CANADA

Kathryn (Kate) Jackson, a director of the Company, and Sergey Ivanov, P. Geo., a “qualified person” within the meaning of NI 43-101, each reside outside of Canada, and each has appointed Cameco Corporation, 2121 – 11th Street West, Saskatoon, Saskatchewan S7M 1J3, as their agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

The Company is incorporated under the laws of Canada and its principal place of business is in Canada. Most of the Company’s directors and officers, and some of the experts named in this Prospectus, are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside the U.S. The Company has appointed an agent for service of process in the U.S. but it may be difficult for holders of Securities who reside in the U.S. to effect service within the U.S. upon the Company or those directors, officers and experts who are not residents of the U.S. Investors should not assume that a Canadian court would enforce a judgment of a U.S. court obtained in an action against the Company or such other persons predicated on the civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the U.S. or would enforce, in original actions, liabilities against the Company or such persons predicated on the U.S. federal securities laws or any such state securities or “blue sky” laws. The Company’s Canadian counsel has advised the Company that a monetary judgment of a U.S. court predicated solely upon the civil liability provisions of U.S. federal securities laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. The Company cannot provide assurance that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

The Company filed with the SEC, concurrently with the Registration Statement on Form F-10 of which this Prospectus forms a part, an Appointment of Agent for Service of Process on Form F-X. Under the Form F-X, the Company appointed Cristina Giffin, Power Resources, Inc., Smith Ranch-Highland Operation, 762 Ross Road, Douglas, Wyoming, USA, 82633 as its agent for service of process in the U.S. in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a U.S. court arising out of or relating to or concerning an offering of Securities under this Prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this Prospectus forms a part: the documents referred to in “Documents Incorporated by Reference”; the consent of the auditors; the consents of the applicable engineers and geologists; the Trust Indenture, dated as of May 22, 2012, between Cameco and The Bank of New York Mellon, as trustee, and the statement of eligibility of The Bank of New York Mellon, as trustee, on Form T-1; and powers of attorney of the directors and officers of the Company. A copy of the form of any warrant indenture, subscription receipt agreement, or supplemental debt indenture, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.

WELL-KNOWN SEASONED ISSUER

On December 6, 2021, the securities regulatory authorities in each of the provinces and territories of Canada each independently adopted a series of substantively harmonized blanket orders, including General Order 44-501 – Exemption from Certain Prospectus Requirements for Well-known Seasoned Issuers of the Securities Division of the Financial and Consumer Affairs Authority of Saskatchewan (together with the equivalent local blanket orders in each of the other provinces and territories of Canada, collectively, the “WKSI Blanket Orders”), which came into force on January 4, 2022. This Prospectus has been filed by the Company in reliance upon the WKSI Blanket Orders, which permit “well-known seasoned issuers”, or “WKSIs”, to file a final short form base shelf prospectus as the first public step in an offering, and exempt qualifying issuers from certain disclosure requirements relating to such final short form base shelf prospectus. As of the date hereof, the Company has determined that it qualifies as a “well-known seasoned issuer” under the WKSI Blanket Orders. The Company has determined that it does not qualify as a “well-known seasoned issuer” under the U.S. securities laws.

EXEMPTIONS

Pursuant to a decision of the Autorité des marchés financiers dated November 11, 2024, the Company was granted a permanent exemption from the requirement to translate into French this Prospectus as well as the documents incorporated by reference herein and any Prospectus Supplement to be filed in relation to an “at-the-market distribution”. This exemption is granted on the condition that this Prospectus and any Prospectus Supplement (other than in relation to an “at-the-market distribution”) be translated into French if the Company offers Securities to Québec purchasers in connection with an offering other than in relation to an “at-the-market distribution”.

PART II

INFORMATION NOT REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a present or former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. Each of the aforementioned individuals are entitled to the indemnification provided above from a corporation as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfills conditions (i) and (ii) above. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in (i) and (ii) above. The indemnification or the advance of any moneys may be made in connection with a derivative action only with court approval and only if the conditions in (i) and (ii) above are met.

The by-laws of the Registrant provide that, subject to the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or an individual who acts or acted at the Registrant’s request as a director or officer, or in a similar capacity of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other action or proceeding to which such individual was involved because of that association with the Registrant or other entity, if (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. The Registrant also has agreements with each director and officer to provide indemnification to the extent permitted under the CBCA.

Under the CBCA, a corporation may purchase and maintain insurance for the benefit of any of the aforementioned individuals against any liability incurred by the individual in his or her capacity as a director or officer of the corporation, or in his or her capacity as a director or officer, or similar capacity, of another entity, if the individual acted in such capacity at the corporation’s request. The by-laws of the Registrant also provide that the Registrant may purchase, maintain or participate in insurance against the risk of its liability to indemnity persons as set forth to the foregoing paragraph. The Registrant has purchased third party director and officer liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a) Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

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Exhibits

Exhibit Number	Description

4.1	Annual information form of Cameco for the year ended December 31, 2023, dated March 22, 2024 (incorporated by reference from Exhibit No. 99.1 to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 22, 2024 (the “Form 40-F”)).

4.2	Audited consolidated financial statements of Cameco (the “Consolidated Financial Statements”) as at and for the years ended December 31, 2023 and 2022 and related notes, together with the related management’s report on internal control over financial reporting, and the reports of the independent registered public accounting firm thereon (incorporated by reference from Exhibit No. 99.2 to the Form 40-F).

4.3	Management’s discussion and analysis of Cameco in respect of the Consolidated Financial Statements (incorporated by reference from Exhibit No. 99.3 to the Form 40-F).

4.4	Unaudited interim consolidated financial statements of Cameco (the “Unaudited Financial Statements”) as at and for the three and nine month periods ended September 30, 2024 and 2023, and related notes therein (incorporated by reference from Exhibit No. 99.3 to the Registrant’s Form 6-K, furnished to the Commission on November 7, 2024).

4.5	Management’s discussion and analysis in respect of the Unaudited Financial Statements (incorporated by reference from Exhibit No. 99.2 to the Registrant’s Form 6-K, furnished to the Commission on November 7, 2024).

4.6	Management Proxy Circular of Cameco dated April 5, 2024 in connection with the Annual Meeting of Shareholders held on May 9, 2024 (incorporated by reference from Exhibit 99.3 to the Registrant’s Form 6-K, furnished to the Commission on April 5, 2024).

4.7	Business Acquisition Report dated January 19, 2024 with respect to the acquisition of a 49% interest in Westinghouse Electric Company completed on November 7, 2023 (incorporated by reference from Exhibit 99.99 to the Registrant’s Form 6-K, furnished to the Commission on January 19, 2024).

5.1	Consent of KPMG LLP.

5.2	Consent of Biman Bharadwaj.

5.3	Consent of Gregory M. Murdock.

5.4	Consent of Alain D. Renaud.

5.5	Consent of Scott Bishop.

5.6	Consent of Kirk Lamont.

5.7	Consent of Daley McIntyre.

5.8	Consent of Lloyd Rowson

5.9	Consent of Sergey Ivanov.

6.1	Powers of attorney (included on the signature pages of this Registration Statement).

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7.1	Trust Indenture, dated as of May 22, 2012, between Cameco and The Bank of New York Mellon, as trustee.

7.2	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon with respect to the Trust Indenture, dated as of May 22, 2012.

107	Filing Fee Table.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saskatoon, Province of Saskatchewan, Canada, on this 12th day of November, 2024.

CAMECO CORPORATION

By:	/s/ Tim Gitzel
	Name:	Tim Gitzel
	Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Tim Gitzel and Grant Isaac, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form F-10, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person hereby ratifying and confirming that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Tim Gitzel Tim Gitzel	President, Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2024

/s/ Grant Isaac Grant Isaac	Executive Vice-President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2024

/s/ Daniel Camus	Director	November 12, 2024
Daniel Camus

/s/ Tammy Cook-Searson	Director	November 12, 2024
Tammy Cook-Searson

/s/ Caherine Gignac	Director	November 12, 2024
Catherine Gignac

/s/ Kathryn Jackson	Director	November 12, 2024
Kathryn Jackson

/s/ Don Kayne	Director	November 12, 2024
Don Kayne

/s/ Dominique Minière	Director	November 12, 2024
Dominique Minière

/s/ Leontine van Leeuwen-Atkins	Director	November 12, 2024
Leontine van Leeuwen-Atkins

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned has signed this Registration Statement on Form F-10 solely in her capacity as the duly authorized representative of Cameco Corporation in the United States, on this 12th day of November, 2024.

By:	/s/ Cristina Giffin
Cristina Giffin Power Resources, Inc., Smith Ranch-Highland Operation

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